UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

SCHEDULE 14A

______________

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-12

DYCOM INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYCOM INDUSTRIES, INC.

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, Florida 33408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 22, 2011

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Dycom Industries, Inc. (the “Company”) will be held at 11:00 a.m., local time, on Tuesday, November 22, 2011, at the corporate offices of Dycom Industries, Inc., 11770 U.S. Highway 1, Suite 402, Palm Beach Gardens, Florida 33408.

At the Annual Meeting, you will be asked to:

1.

Elect two directors;

2.

Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2012;

3.

Approve a non-binding advisory vote on the compensation of the Company’s named executive officers;

4.

Recommend, by non-binding advisory vote, the frequency of future shareholder advisory votes on executive compensation; and

5.

Transact such other business as may properly be brought before the Annual Meeting, and any adjournments or postponements of the Annual Meeting.

The Board of Directors has fixed the close of business on Monday, October 3, 2011, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Richard B. Vilsoet
Vice President, General Counsel and Secretary

Palm Beach Gardens, Florida

October 13, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend in person, it is important that your shares be represented and voted. Please review the Company’s proxy materials and submit your voting instructions by telephone or through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Instructions for each type of voting are included in the Notice Regarding the Availability of Proxy Materials that you received and in this Proxy Statement. If you attend the Annual Meeting you may revoke your proxy and vote your shares in person. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

If you choose to attend the meeting, you will be asked to present valid picture identification, and if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of October 3, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 22, 2011

The Notice, Proxy Statement and 2011 Annual Report to Shareholders are available on the Internet at www.proxyvote.com

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION	8
Board Leadership Structure	8
Board Role in Risk Oversight	8
Shareholding Requirements and Stock Ownership Guidelines	9
Board Meetings and Attendance	9
Board Independence	9
Committees of the Board	9
Code of Ethics for Senior Financial Officers and Business Code of Conduct and Ethics	11
Executive Sessions of Non-Management Directors	11
Communications with the Board of Directors	12
Director Candidates	12
Shareholding Requirements and Stock Ownership Guidelines for Non-Employee Directors	13
Compensation Committee Interlocks and Insider Participation	13
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Compensation Committee Report	30
Summary Compensation Table	31
Grant of Plan-Based Awards Table	32
Outstanding Equity Awards Table	34
Option Exercises and Stock Vested Table	35
Potential Payments Upon Termination of Employment or Change of Control	35
Employment and Separation Agreements	37
EQUITY COMPENSATION PLAN INFORMATION	44
DIRECTOR COMPENSATION	45
Compensation of Non-Employee Directors	45
Director Compensation Table	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	50
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
AUDIT COMMITTEE REPORT	51
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR	52
Principal Accounting Firm Fees	52
Audit Committee Pre-Approval of Audit and Non-Audit Services	52
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	53
PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	54
ADDITIONAL INFORMATION	55
Proposals for Fiscal Year 2012 Annual Meeting of Shareholders	55
Expenses of Solicitation	55
Other Matters	55
Notice of Internet Availability of Proxy Materials	55

DYCOM INDUSTRIES, INC.

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, Florida 33408

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, November 22, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, November 22, 2011, at the corporate offices of Dycom Industries, Inc., 11770 U.S. Highway 1, Suite 402, Palm Beach Gardens, Florida 33408, at 11:00 a.m., local time, or at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are being distributed or otherwise furnished to shareholders on or about October 13, 2011.

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials this year instead of printed proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission, the Company has elected to furnish its proxy materials to shareholders by providing access to these documents over the Internet.  Accordingly, on October 13, 2011, the Company sent a Notice Regarding the Availability of Proxy Materials to shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

What will I be voting on?

The proposals to be voted on at the meeting are the following:

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The election of two directors;

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Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2012;

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Approval, by non-binding advisory vote, of the compensation of the Company’s named executive officers; and

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A recommendation, by non-binding advisory vote, on the frequency of future shareholder votes on executive compensation.

Who may vote?

You may vote if you owned common stock of the Company as of the close of business on October 3, 2011, the record date for the Annual Meeting. Each share of the Company’s common stock is entitled to one vote on each matter to be voted on. As of the record date, there were 33,504,512 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting based on the records of the Company’s registrar and transfer agent, American Stock Transfer & Trust Company.

Who may attend the Annual Meeting?

All shareholders of record at the close of business on October 3, 2011, or their duly appointed proxies, may attend the Annual Meeting. Please be prepared to present valid photo identification for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to attend the Annual Meeting, you will need to bring a copy of a statement reflecting your share ownership as of the October 3, 2011 record date for the Annual Meeting and check in at the registration desk at the Annual Meeting.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares:

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“FOR” each of the nominees named in this Proxy Statement for election to the Board of Directors;

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“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2012;

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“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation; and

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For, on an advisory basis, “1 YEAR” (i.e., annual) on the frequency of future advisory votes on executive compensation.

How do I vote?

You may vote your shares in any of the following manners:

•

In person.  Shareholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting;

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By phone or via the Internet.  You may vote by proxy by phone or via the Internet by following the instructions provided in the notice, proxy card or voting instruction card provided; or

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By mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card provided.

If you are a shareholder of record and you attend the Annual Meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the Annual Meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

What if I hold my shares in “street name”?

Many shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record shareholders and “street name” holders.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record for those shares, and these proxy materials are being sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” In this case, proxy materials are being forwarded to you by your broker, bank or other nominee. You should follow the voting directions provided by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy from your broker, bank or other nominee.

If you hold your shares in street name it is critical that you provide instructions to, or obtain a proxy from, the record holder if you want your shares to count in the election of directors, the advisory vote on named executive officer compensation and the advisory vote on the frequency of future advisory votes on executive compensation.

Can I change my mind after I vote?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Annual Meeting. Additionally, shareholders who attend the Annual Meeting may revoke a previously granted proxy and vote in person. If you hold your shares in “street name” and wish to change your vote at the Annual Meeting, you will need to obtain a proxy from the broker, bank or other nominee that holds your shares.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the common stock of the Company will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Will my shares be voted if I do not provide my proxy?

If you are a shareholder of record and you do not vote or provide a proxy, your shares will not be voted.

Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm, bank or other nominee with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions at least 15 days before the date of the annual meeting on ratification of the appointment of the Company’s independent auditor and certain “routine” matters. Under the rules of the New York Stock Exchange, if you do not submit specific voting instructions to your brokerage firm, it will not have the ability to vote your shares in the election of directors, the advisory vote on named executive officer compensation and the advisory vote on the frequency of future advisory votes on executive compensation.  As a result, if your shares are held in “street name” and you do not submit voting instructions to your brokerage firm, your shares will be treated as “broker non-votes” for purposes of the proposals with respect to the election of directors, the advisory vote on named executive officer compensation and the advisory vote on the frequency of future advisory votes on executive compensation, and will not be counted in determining the outcome of those proposals.

What if I return my proxy card but do not mark it to show how I am voting?

If you sign and return your proxy card but do not indicate instructions for voting, your shares will be voted “FOR” each of Proposals 1, 2 and 3, and for, on an advisory basis, “1 Year” on the frequency of future advisory votes on executive compensation as set forth in Proposal 4. With respect to any other matter which may properly come before the Annual Meeting, your shares will be voted at the discretion of the proxy holders.

What vote is required to approve each proposal?

The affirmative vote of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to approve the advisory vote on named executive officer compensation and to ratify the appointment of the Company’s independent auditor. The proposal regarding the election of directors requires a plurality of votes cast for each director nominee. This means that the nominees who receive the most votes will be elected. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the outcome of this vote will be determined by a plurality of the votes cast, which means that the Board of Directors will take under advisement the choice (i.e., every year, two years or three years) that receives the most votes.

Will any other matters be voted on at the Annual Meeting?

As of the date of this Proxy Statement, management of the Company knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting and call for a vote of shareholders, your proxy will be voted in the discretion of the persons named as proxies.

Can I receive future proxy materials electronically?

You can help the Company conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please go to the website www.proxyvote.com, with your proxy card in hand, and follow the instructions.

Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card

Shareholders should complete and return the proxy card as soon as possible. To be valid, your proxy card must be completed in accordance with the instructions on it and received by the Company no later than 11:59 p.m., Eastern Time, on November 21, 2011. If you appoint your proxy by telephone or the Internet, the Company must receive your appointment no later than 11:59 p.m., Eastern Time, on November 21, 2011. If your shares of common stock are held in “street name”, you should follow the voting directions provided by your bank, broker or other nominee.

* * * *

A copy of the Company’s Annual Report to Shareholders, including financial statements for the fiscal years ended July 30, 2011 and July 31, 2010, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes, with each class having as equal a number of directors as possible. The Board of Directors currently consists of seven members.

Two director nominees have been nominated for election at the Annual Meeting. The nominees are Charles B. Coe and Dwight B. Duke. Each nominee was selected by the Corporate Governance Committee and approved by the Board of Directors for submission to shareholders of the Company. Charles B. Coe is currently serving a term that expires at the Annual Meeting and has been nominated for a three-year term expiring at the fiscal 2014 annual meeting of shareholders.  On September 12, 2011, James A. Chiddix notified the Company that he would not stand for re-election at the Annual Meeting, but that and he would continue to serve on the Board of Directors until that time.  The Board of Directors has nominated Dwight B. Duke for a three-year term expiring at the fiscal 2014 annual meeting of shareholders to fill the vacancy created by Mr. Chiddix’s departure.

Each of the nominees has consented to serve if elected to the Board of Directors. If either director nominee becomes unable to accept nomination or election, which is not anticipated, the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

The names of the nominees for election as a director of the Company and of those directors of the Company continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, their length of service on our Board of Directors, and a summary of their specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that he or she should serve as a director of the Company are set forth below.

NOMINEES FOR ELECTION AT THIS MEETING

Charles B. Coe Director since 2005 Age 63

Mr. Coe was President of BellSouth Network Services, from 2000 to 2001; prior to this, Mr. Coe held various other executive positions at BellSouth Corporation over a 15-year period. Mr. Coe is currently a director of Internap Amerisure Mutual Insurance Company and Network Services Corporation.

Mr. Coe has extensive executive-level experience in the telecommunications industry. This experience allows Mr. Coe to bring to the Board of Directors a broad range of skills related to the Company’s industry, including knowledge of financial controls and accounting, corporate finance, and mergers and acquisitions.

Dwight B. Duke Director Nominee Age 59

Since 2005, Mr. Duke has served as Senior Vice President, Business Operations, Service Provider Video Technology Group of Cisco Systems, Inc.  From 1998 to 2005, Mr. Duke was Senior Corporate Vice President/President of Scientific-Atlanta, Inc. and President of its Transmission Networks Systems business.

Mr. Duke’s substantial executive-level experience in the telecommunications and cable television industry, and his experience in integrating acquired businesses, allow Mr. Duke to bring to the Board of Directors significant knowledge of corporate strategy, technology, and mergers and acquisitions, particularly within industries closely related to the Company’s industry.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the election of Charles B. Coe and
Dwight B. Duke as directors.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING

Thomas G. Baxter Director since 2005 Term expires 2013 Age 64

Mr. Baxter was an advisor of Churchill Ventures Ltd from July 2006 to December 2008. From October 2001 to January 2005 Mr. Baxter was President of Time Warner Cable, a division of Time Warner Inc. Mr. Baxter was President and Chief Executive Officer of Audible, Inc. from February 2000 to July 2001 and an operating partner of Evercore Partners, from 1998 to 2000. Mr. Baxter was a director of Dycom Industries, Inc. from January 1999 to December 2001.

Mr. Baxter’s past experience in senior executive-level operations and other management positions with telecommunications companies, together with his extensive knowledge of the cable television industry, corporate finance and strategy, and technology, allow Mr. Baxter to bring to the Board of Directors meaningful insight into the challenges facing the industry in which the Company operates.

Charles M. Brennan, III Director since 2002 Term expires 2013 Age 69

Mr. Brennan served as Chairman of the Board of Directors of MYR Group, Inc. from March 2006 to December 2007. Mr. Brennan was Chairman and Chief Executive Officer of MYR Group, Inc. from October 1988 to April 2000. Mr. Brennan is currently a director of Rogers Corporation.

Mr. Brennan’s extensive experience as chief executive officer in the electrical construction and specialty contracting industries allows him to bring to the Board of Directors in-depth operational knowledge of those industries, mergers and acquisitions, corporate finance and strategy, financial controls and accounting, and corporate governance.

Stephen C. Coley Director since 2003 Term expires 2012 Age 66

Mr. Coley is a Director Emeritus of McKinsey & Company, Inc. Mr. Coley was a Management Consultant with McKinsey & Company, Inc. from July 1975 to January 2004. Mr. Coley currently serves as Chairman of the Board of Trustees of Underwriters Laboratories Inc. and is also a director of Flagstone Reinsurance Holdings Limited.

Mr. Coley has extensive general business management expertise, including considerable experience in corporate finance, in-depth knowledge of corporate finance structure and strategies, the operation of the capital markets, corporate governance and mergers and acquisitions.  This experience and knowledge allow Mr. Coley to bring to the Board of Directors meaningful and valuable insight into financial and capital-related issues.

Patricia L. Higgins Director since 2008 Term expires 2012 Age 61

Ms. Higgins was President, Chief Executive Officer, and a director of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and collocation services, from September 2000 to February 2004. Prior to that, Ms. Higgins served as Chairman and Chief Executive Officer of The Research Board, a consulting and research services company for information technology from May 1999 to August 2000. Prior to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. Ms. Higgins was a director at Visteon Corporation from 2004 to 2010, Delta Air Lines, Inc. from 2005 to 2007 and SpectraSite Communications, Inc. from 2004 to 2005, and is currently a director of Barnes & Noble, Inc., Internap Network Services Corporation and The Travelers Companies, Inc.

Ms. Higgins has held senior executive-level positions in telecommunications, computing and information technology, including large, complex global organizations, and has also had extensive board experience as a director of numerous public companies. This wide-ranging experience allows Ms. Higgins to bring to the Board of Directors substantial knowledge of accounting and financial controls, corporate finance and strategy, and mergers and acquisitions, as well as a significant depth of understanding into the operation and management of public companies.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING (continued)

Steven E. Nielsen Director since 1996 Term expires 2012 Age 48

Mr. Nielsen has been the President and Chief Executive Officer of the Company since March 1999; President and Chief Operating Officer from August 1996 to March 1999; and Vice President from February 1996 to August 1996.  Mr. Nielsen was a director of SBA Communications Corporation from 2001 to 2009.

Mr. Nielsen’s service as the Company’s Chief Executive Officer and in other leadership roles within the Company allows Mr. Nielsen to bring to the Board of Directors a deep insight into the operations, challenges and complex issues facing the Company itself and the Company’s industry in general.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Company is committed to sound corporate governance and to full compliance with New York Stock Exchange (“NYSE”), Securities and Exchange Commission (“SEC”) and other regulatory and legal requirements. In furtherance of these goals the Board of Directors has adopted a Business Code of Conduct and Ethics, a Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and written charters for each of its Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee, all of which are available on the Company’s website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. These documents are periodically reviewed in light of corporate governance developments and modified as appropriate. Please note that the information contained in or connected to the Company’s website is not intended to be part of this Proxy Statement.

Board Leadership Structure

Steven E. Nielsen serves as our Chairman of the Board of Directors and our Chief Executive Officer.  Our Board of Directors believes that the Company is best served by having one person serve as both Chairman of the Board of Directors and Chief Executive Officer because this structure provides unified leadership and direction. In his capacity as Chief Executive, Mr. Nielsen is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with customers and employees. Calling upon this knowledge, Mr. Nielsen is able to provide the Board of Directors with leadership in setting its agenda and focusing its discussions. As the individual with primary responsibility for managing the Company’s day-to-day operations, Mr. Nielsen is also best-positioned to chair regular meetings of the Board of Directors and ensure that key business issues are brought to the attention of the Board of Directors. His in-depth knowledge of the industry, and the issues, opportunities and challenges facing the Company enable decisive leadership with clear accountability.  The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice.

Board independence and oversight of the senior management of the Company are enabled by the presence of independent directors who have substantive knowledge of the Company’s business and have oversight over critical functions of the Company, such as the integrity of the Company’s financial statements, the evaluation and compensation of executive management and the nomination of directors. In accordance with the Company’s Corporate Governance Guidelines, independent directors meet without management present at regularly scheduled executive sessions (at least quarterly). As described below under “— Executive Sessions of Non-Management Directors”, the Company’s independent directors are led by a lead non-management director, currently Stephen C. Coley, who in accordance with our Corporate Governance Guidelines, chairs executive sessions of the non-management directors, advises the Chairman and chairs of the committees of our Board of Directors with respect to agendas and ensures that information needs relating to meetings of the Board of Directors and its committees are met.  Mr. Coley, along with the other independent directors, brings experience, oversight and expertise from outside the Company and industry, while the Chairman and Chief Executive Officer brings company and industry-specific experience and expertise.

Board Role in Risk Oversight

The Board of Directors takes an active role in overseeing risks related to the Company both as the full Board of Directors and through its committees.  The committees of the Board of Directors are primarily responsible for the oversight of risk as follows:  the Audit Committee has oversight over the financial reporting, accounting and internal control risks; the Compensation Committee oversees the Company’s executive compensation arrangements, including the identification and management of risks that may arise from the Company’s compensation policies and practices (see page 20 of this Proxy Statement for a more detailed discussion); the Finance Committee has oversight over market, liquidity, credit and interest rate risks, and acquisition and disposition plans; and the Corporate Governance Committee has oversight over corporate governance, including establishing practices and procedures that promote good governance and mitigate governance risk, and is also responsible for reviewing the performance of the Board of Directors and individual directors.  The Corporate Governance Committee also ensures that each committee of the Board of Directors engages in an annual performance self-evaluation based upon criteria and processes established by the Corporate Governance Committee. The Board of Directors has determined that the full Board is the most effective structure for the general oversight of risks. The Board of Directors also believes its oversight of risk is enhanced by its current leadership structure as discussed above.  The Chief Executive Officer who chairs regular meetings of the Board of Directors is best able to understand, evaluate and raise critical business and other risks to the attention of the Board of Directors.  The Board of Directors receives regular reports from the committee chairs, as well as reports directly from officers of the Company to ensure it is apprised of risks, how these risks may relate to one another and how management is addressing these risks.

In addition, the Company conducts a periodic enterprise-wide assessment of risks. The risks considered as part of this assessment include those inherent in the Company’s business, as well as the risks from external sources such as competitors, the economy and credit markets, and regulatory and legislative developments.  A report is periodically presented to the Board of Directors by management and updates are provided as required. The objectives of the risk assessment process include (i) determining whether there are risks that require additional or higher priority mitigation efforts; (ii) developing a defined list of key risks to be shared with the Audit Committee, the Board of Directors and senior management; (iii) contributing to the development of internal audit plans; (iv) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; and (v) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K.

Shareholding Requirements and Stock Ownership Guidelines

The Board of Directors believes that directors and management should have a significant financial stake in the Company to align their interests with those of the Company’s shareholders. To this effect, the Board of Directors has established stock ownership guidelines that require non-employee directors and the Chief Executive Officer to own specified amounts of Company common stock.  In addition, awards of time vesting restricted stock and restricted stock units granted to the Named Executive Officers (as defined below under “Compensation Discussion and Analysis — Introduction” on page 14 of this Proxy Statement) other than the Chief Executive Officer are subject to shareholding requirements.  The shareholding requirements and stock ownership guidelines are further described below under “Shareholding Requirements and Stock Ownership Guidelines for Non-Employee Directors” on page 13 of this Proxy Statement and “Compensation Discussion and Analysis—Stock Ownership Guidelines” and “Compensation Discussion and Analysis — Shareholding Requirements” on page 29 of this Proxy Statement.

Board Meetings and Attendance

The Board of Directors held thirteen meetings during the fiscal year ended July 30, 2011. During fiscal 2011, directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served during the period. Attendance at the annual meeting of shareholders is expected of all directors as if it were a regular meeting. All of the directors attended the annual meeting of shareholders held on November 23, 2010.

Board Independence

In accordance with our Corporate Governance Guidelines, the Board of Directors monitors the independence of its members on an ongoing basis using standards set forth in the guidelines. The guidelines reflect the requirements set forth in the NYSE Corporate Governance listing standards. Under these standards, the Board of Directors has determined that each of the six non-management members of the Board of Directors, including Mr. Coe (the non-management director nominee that is currently a member of the Board of Directors), is independent and that such group constitutes a majority of the Board of Directors. In addition, the Board of Directors has determined that Mr. Duke, a non-management director nominee who is not currently a member of the Board of Directors, will be independent.  Mr. Nielsen, who serves as our President and Chief Executive Officer, is not independent.

Committees of the Board

The Board of Directors has the authority to appoint committees to perform certain management and administrative functions and currently has an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Finance Committee.

Audit Committee.  The Audit Committee met six times during fiscal 2011. The following directors are current members of the Audit Committee: Charles M. Brennan, III, Charles B. Coe, Stephen C. Coley and Patricia L. Higgins. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. In addition, the Board of Directors has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are “financially literate” as defined by the NYSE listing standards. The Board of Directors has determined that the Chair of the Audit Committee, Charles M. Brennan, III, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002, and has “accounting or related financial management expertise” within the meaning of the NYSE listing standards. The SEC has indicated that the designation of Mr. Brennan as an audit committee financial expert does not make him an “expert” for any purpose, impose any duties, obligations or liability that are greater than the duties, obligations or liability imposed as a member of the Audit Committee and the Board of Directors in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Audit Committee has responsibility for, among other things, assisting the Board of Directors in the oversight of:

•

the quality and integrity of the Company’s financial statements and related disclosure, internal controls and financial reporting;

•

the Company’s compliance with applicable legal and regulatory requirements;

•

the independent auditor’s qualification, independence and performance;

•

the performance of the Company’s internal audit function and control functions; and

•

approval of the fees paid to the Company’s independent auditors.

Compensation Committee.  The Compensation Committee met nine times during fiscal 2011. The Compensation Committee currently consists of Thomas G. Baxter, James A. Chiddix, Charles B. Coe and Patricia L. Higgins. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE Corporate Governance listing standards and our Corporate Governance Guidelines.

The Compensation Committee has responsibility for, among other things:

•

recommending to the Board of Directors the compensation of the directors;

•

determining the compensation of the Chief Executive Officer and approving the compensation of the other executive officers;

•

administering the Company’s equity-based and incentive compensation plans, policies and programs;

•

evaluating the risks and rewards associated with the Company’s overall compensation principles and structure; and

•

reviewing and discussing with management the Company’s compensation discussion and analysis included elsewhere in this Proxy Statement.

Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Compensation Committee has sole authority to retain or terminate any compensation consultants or advisors and to approve their fees. The Compensation Committee has engaged Compensation Strategies, Inc. (“Compensation Strategies”) as an independent executive compensation consulting firm to provide executive compensation consulting services to the Compensation Committee. In fiscal 2011, Compensation Strategies attended seven Compensation Committee meetings.

For additional discussion on the services provided by Compensation Strategies to the Compensation Committee, as well as the Compensation Committee’s role and the process and procedures for the consideration and determination of executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement and “Director Compensation — Compensation of Non-Employee Directors” beginning on page 45 of this Proxy Statement.

Corporate Governance Committee.  The Corporate Governance Committee met six times during fiscal 2011. The Corporate Governance Committee currently consists of James A. Chiddix, Stephen C. Coley and Patricia L. Higgins. The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent within the meaning of the NYSE Corporate Governance listing standards and our Corporate Governance Guidelines.

The Corporate Governance Committee has responsibility for, among other things:

•

recommending to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth below under the caption “— Director Candidates” on page 12 of this Proxy Statement;

•

recommending to the Board of Directors persons to fill vacancies on the Board of Directors;

•

recommending to the Board of Directors the appointment of officers of the Company;

•

periodically reviewing the number and functions of the five committees of the Board of Directors and recommending to the Board of Directors the appointment of its members to serve on the committees;

•

evaluating on an annual basis the performance of individual directors and the independence of outside directors;

•

evaluating the performance of the Chief Executive Officer on an annual basis and submitting its evaluation to the Compensation Committee;

•

reviewing management succession and development plans;

•

reviewing and making recommendations to the Board of Directors regarding proposals of shareholders that relate to corporate governance;

•

reviewing and recommending to the Board of Directors changes in the Company’s Articles of Incorporation and By-laws;

•

reviewing and assessing the adequacy of the Company’s process of handling communications to and from directors;

•

establishing criteria and processes for, and lead the Board of Directors and each committee in, their respective annual self-evaluations; and

•

developing and monitoring compliance with a set of corporate governance guidelines.

Executive Committee.  The Executive Committee did not meet during fiscal 2011. The Executive Committee currently consists of Thomas G. Baxter, Charles M. Brennan, III and Steven E. Nielsen. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board of Directors meetings, with the exception of certain matters that by law may not be delegated.

Finance Committee.  The Finance Committee met nine times during fiscal 2011. The Finance Committee currently consists of Thomas G. Baxter, Charles M. Brennan, III and Charles B. Coe. The Finance Committee has responsibility for, among other things:

•

setting policy for short-term investments;

•

reviewing borrowing arrangements;

•

reviewing financial risk management strategies;

•

reviewing acquisition and disposition plans; and

•

recommending changes in the capital structure and operating budget of the Company.

Code of Ethics for Senior Financial Officers and Business Code of Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers and a Business Code of Conduct and Ethics, each of which is a code of ethics as that term is defined in Item 406(b) of Regulation S-K. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Chief Accounting Officer. The Business Code of Conduct and Ethics applies to all directors, officers, managers and employees of the Company. The Code of Ethics for Senior Financial Officers and the Business Code of Conduct and Ethics reflects the Company’s expectation that its directors, officers and other employees conduct themselves with the highest standard of business ethics. The Company discloses amendments to, or a waiver from, provisions of the Code of Ethics for Senior Financial Officers and the Business Code of Conduct and Ethics by posting such information on the Company’s website at the address specified above.

Executive Sessions of Non-Management Directors

In accordance with the Company’s Corporate Governance Guidelines, non-management directors meet without management present at regularly scheduled executive sessions (at least quarterly). The lead non-management director, who is currently Stephen C. Coley, presides at such sessions.

Communications with the Board of Directors

The Board of Directors has adopted a formal process by which shareholders and other interested parties may communicate with one or more of the Company’s non-management directors, the non-management directors as a group, a committee or the full Board of Directors. Shareholders who wish to communicate with a director or director group should direct their communications in writing to:

Dycom Industries, Inc.

c/o Richard B. Vilsoet, Secretary

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, Florida 33408

Email:  corporatesecretary@dycominc.com

The Secretary of the Company has primary responsibility for monitoring director related communications from shareholders and other interested parties and forwarding collected communications to the intended recipient provided they meet certain criteria. In general, communications are forwarded to the intended director or director group as long as the communications do not relate to ordinary business, legal or administrative matters or other non-substantive or inappropriate matters further described in the Company’s Internal Process for Handling Communications to and from Directors. All concerns and complaints relating to accounting, internal accounting controls or auditing matters, as well as complaints regarding violations of the Business Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers, will be referred to the Audit Committee in accordance with the Company’s Whistleblower Policy and Procedures. Both the Internal Process for Handling Communications to and from Directors and the Whistleblower Policy and Procedures are available on the Company’s website at www.dycomind.com.

Director Candidates

Pursuant to its charter and the Company’s Corporate Governance Guidelines, the Corporate Governance Committee is responsible for recommending to the Board of Directors the director nominees for election by shareholders of the Company, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s By-laws and applicable law. The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requesting from directors and others recommendations for director candidates, engaging third-party search firms, meeting from time-to-time to evaluate biographical information and background materials relating to potential candidates, and interviewing of selected candidates by members of the Corporate Governance Committee and the Board of Directors.

The Board of Directors and the Corporate Governance Committee believe that its membership should reflect the diversity of experience, background, skills, geography and gender required to meet its corporate governance, oversight and advisory functions in a way that is in the best interest of its shareholders. This includes ensuring that the Board of Directors has the expertise required to fulfill all of its legal and regulatory requirements, including the requirements for each of its committees.  Accordingly, in considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, the Corporate Governance Committee will consider numerous attributes, including those described above, as well as the candidate’s integrity, business acumen, knowledge of the Company’s business and industry and experience that will complement the current members of the Board of Directors. The Corporate Governance Committee will also assess whether there is any conflict of interest with respect to the Company and the director nominee. The Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. The Corporate Governance Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of background, experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities and operate effectively.

The Corporate Governance Committee considers director nominee candidates from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Secretary of the Company in accordance with the instructions set forth later in this Proxy Statement under “Additional Information — Proposals for Year 2012 Annual Meeting of Shareholders.” The Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Shareholding Requirements and Stock Ownership Guidelines for Non-Employee Directors

In September 2011, the Board of Directors established stock ownership guidelines that require each non-employee director to beneficially own shares of Company common stock representing at least five times the annual retainer fee paid to non-employee directors at the time the guidelines were adopted.  The Company believes that these guidelines further align the interests of directors with those of shareholders.  Please see “Compensation Discussion and Analysis—Stock Ownership Guidelines” on page 29 of this Proxy Statement for additional information regarding the guidelines.

Compensation Committee Interlocks and Insider Participation

Thomas G. Baxter, James A. Chiddix, Charles B. Coe and Patricia L. Higgins are members of the Compensation Committee. No member of the Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and the Company’s Board members who serve as executive officers of those other entities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for establishing the Company’s overall executive compensation philosophy and overseeing the Company’s executive compensation program in accordance with its charter.  This charter is available on the Company’s website at www.dycomind.com.  The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the New York Stock Exchange corporate governance listing standards and the Company’s Corporate Governance Guidelines.

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including:

•

the general compensation principles and objectives of the Company’s executive compensation program;

•

the material elements of the Company’s executive compensation program and the process the Compensation Committee uses for making executive compensation decisions; and

•

information about the fiscal 2011 compensation earned by the following executive officers (the “Named Executive Officers”):

•

Steven E. Nielsen, President and Chief Executive Officer;

•

H. Andrew DeFerrari, Senior Vice President and Chief Financial Officer;

•

Timothy R. Estes, Executive Vice President and Chief Operating Officer; and

•

Richard B. Vilsoet, Vice President, General Counsel and Secretary.

Executive Summary—2011 Overview

Fiscal 2011 Company Performance.  Fiscal 2011 was a year of significantly improved financial performance for the Company, with particularly strong second half results, notably in the fourth fiscal quarter, in which the Company reported its highest quarterly earnings per share since the first quarter of fiscal 2001. This followed the Company’s disappointing financial performance in fiscal 2010, a year in which the Company and its industry were adversely affected by uncertain economic conditions.

In fiscal 2011, the Company showed growth in several key financial measures compared to fiscal 2010, as set forth in the table below:

	Fiscal 2011(1)(2)(3)	Fiscal 2010(3)	Change (%)
	(Dollars in thousands, except per share amounts)

Contract revenues	$1,035,868	$988,623	4.8%
Income before income taxes (excluding, for fiscal 2011, loss on debt extinguishment)	$36,779	$10,730	242.8%
Net income (excluding, for fiscal 2011, loss on debt extinguishment)	$21,362	$5,849	265.2%
Earnings per common share (diluted) (excluding, for fiscal 2011, loss on debt extinguishment)	$0.60	$0.15	300%

(1)

Income before income taxes (excluding, for fiscal 2011, loss on debt extinguishment), net income (excluding, for fiscal 2011, loss on debt extinguishment) and earnings per common share (diluted) (excluding, for fiscal 2011, loss on debt extinguishment) are non-GAAP financial measures. On a GAAP basis, income before income taxes, net income and earnings per common share (diluted) for fiscal 2011 were $28.5 million, $16.1 million and $0.45 per share, respectively. The non-GAAP amounts exclude the $8.3 million loss on debt extinguishment ($5.3 million on an after-tax basis) in connection with the Refinancing described below.

(2)

Includes the results of Communication Services, Inc. (acquired November 2010) and NeoCom Solutions, Inc. (acquired December 2010) since their acquisition dates.

(3)

The Company utilizes a 52/53 week fiscal year ending on the last Saturday in July.  As a result, fiscal 2011 contained 52 weeks while fiscal 2010 contained 53 weeks.

For fiscal 2011, the Company reported strong earnings from specialty construction services provided to its customers.  In addition, during fiscal 2011, the Company (i) successfully completed the acquisition of Communication Services, Inc. (designed to position the Company for incremental growth opportunities with existing customers and geographic expansion), and NeoCom Solutions, Inc. (designed to position the Company for incremental growth opportunities with new and existing customers, including wireless service providers); (ii) returned $64.5 million of capital to shareholders through the repurchase of 5,389,500 shares of its common stock, and (iii) refinanced the $135.35 million outstanding aggregate principal amount of its 8.125% senior subordinated notes due 2015 (the “2015 Notes”) with $187.5 million aggregate principal amount of newly issued 7.125% senior subordinated notes due 2021 (the “Refinancing”).  The Company believes that the Refinancing serves the long-term interests of shareholders by lowering the Company’s interest rate on outstanding borrowings, extending its debt maturities until 2021, and securing substantial incremental capital.

The Company’s financial performance for fiscal 2011 compared favorably relative to its Peer Group identified under “Role of Compensation Consultant and Competitive Market Positioning” on page 17 of this Proxy Statement.  The Company’s annual growth in diluted earnings per common share was at the 98th percentile of the Peer Group, the Company’s annual growth in net income was at the 97th percentile of the Peer Group, and annual growth in contract revenues was at approximately the 50th percentile of the Peer Group. 1

The Company’s stock price also appreciated significantly during fiscal 2011, showing an increase of approximately 88% year-over-year.  The Company’s total shareholder return, or “TSR” (defined as stock appreciation and dividends paid for fiscal 2011), showed significant improvement over fiscal 2010.  The Company’s TSR for fiscal 2011 was at the 95th percentile of the Peer Group.1

CEO Pay Is Aligned with Performance.  Pay for performance is a key component of the Company’s executive compensation philosophy.  The Company’s executive compensation program has been structured to align the compensation of the Chief Executive Officer with the interests of the Company’s shareholders by linking a substantial portion of the compensation of the Named Executive Officers, including the Chief Executive Officer, with the Company’s performance.  While the program includes a base salary designed to attract, retain and motivate Named Executive Officers, it also places a substantial amount of total executive compensation, including compensation of the Chief Executive Officer, “at risk” based on the performance of the Company and the executive through annual cash incentive and equity-based compensation awards.  See “Executive Compensation Mix” on page 19 of this Proxy Statement for a chart illustrating the mix of “at-risk” performance-based compensation for the Chief Executive Officer for fiscal 2011.  As set forth in such chart, for fiscal 2011, at-risk performance-based compensation represented approximately 63% of target total direct compensation for the Chief Executive Officer.

As discussed below, annual cash incentive awards under the Company’s Annual Incentive Plan and the performance vesting restricted stock units under the Company’s 2003 Long-Term Incentive Plan are performance-based awards and represent “at-risk” compensation because minimum levels of performance must be attained in order for any payout to occur.  Similarly, the stock option awards under the 2003 Long-Term Incentive Plan are performance-based and “at-risk” because the stock price at exercise must exceed the original fair market value price at date of grant in order to provide any value.

Executive Compensation Practices and Governance.  The Company seeks to implement and maintain sound compensation governance practices to ensure adherence to its pay-for-performance philosophy while appropriately managing risk and aligning the Company’s executive compensation program with the financial interests of the Company’s shareholders.  Actions taken by the Company to this effect include the following:

•

As a result of the Company’s disappointing fiscal 2010 financial performance, in August 2010, the Compensation Committee determined to keep fiscal 2011 base salary levels for the Named Executive Officers, including the Chief Executive Officer, at the same level as fiscal 2010;

•

In September 2011, the Company amended its 2003 Long-Term Incentive Plan to (i) provide for a three-year minimum vesting period for stock options and stock appreciation rights (in addition to restricted stock units) and (ii) prohibit the buyout of underwater options for cash or other types of consideration without the approval of shareholders;

1   For comparative purposes, Dycom’s financial results for fiscal 2011 are compared to the financial results of the companies in the Peer Group based on the four most recent fiscal quarters for which financial results were publicly available as of September 15, 2011.

•

In September 2011, the Company established stock ownership guidelines for the Chief Executive Officer and non-employee directors; and

•

The Company continued its practice of providing limited perquisites.

Compensation Principles and Objectives

The Company’s executive compensation program is designed to promote the long-term success of the Company and to increase shareholder value.  It rewards executive officers who contribute to the Company’s sustained growth and successful attainment of strategic goals with total compensation that is comparable to those companies with which the Company competes for executive talent.  The executive compensation program has been designed to:

•

attract, motivate and retain high quality executives;

•

align the financial interests of those executives with the financial interests of the Company’s shareholders;

•

reward executive actions that support the Company’s business goals and enhance long-term shareholder returns; and

•

promote a culture of Company ownership.

To accomplish the objectives set forth above, the Compensation Committee has structured the compensation program to include the following elements:

•

base salaries, which attract, retain and motivate key executives;

•

annual cash incentive awards, which hold executives accountable for annual performance, align executives’ interests with those of shareholders and focus executives on generating revenues, operating earnings and cash flow; and

•

equity-based compensation, which aligns executives’ interests with those of shareholders, holds executives accountable for long-term performance and encourages ownership of Company stock.

As discussed below, overall levels of executive compensation are established based on an assessment of the Company’s performance as a whole.  Individual executive compensation is determined based on an assessment of the experience and performance of the Named Executive Officer, as well as the compensation levels of the Peer Group.  Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as well as their relative value in relation to similarly situated executive officers of the Peer Group, with which the Company competes for talent.  These factors are the basis of the Compensation Committee’s decision regarding determinations of base salary, annual cash incentive awards and long-term equity-based awards.

Role of the Compensation Committee

The Compensation Committee participates in the design of the executive compensation program and is responsible for adopting and periodically reviewing the Company’s executive compensation philosophy, strategy and principles, and overseeing the administration of the program.  In addition, the Compensation Committee annually reviews and approves compensation decisions relating to the Named Executive Officers.  Decisions with respect to determining the amount or form of compensation for the Named Executive Officers are made by the Compensation Committee in accordance with the methodology described below.

To assist the Compensation Committee in making its compensation decisions, management prepares detailed information for certain of the Compensation Committee meetings, which indicates, among other things, the base salary and compensation payouts, both cash and equity, under the Company’s incentive plans over an extended period of time.  This information also presents the potential payments to each of the Named Executive Officers under various performance scenarios.  The overall purpose of this information is to present, in a unified fashion, all of the elements of actual and potential future compensation that may be payable to the Named Executive Officers.  This information assists the Compensation Committee in analyzing the individual elements of compensation (including the compensation mix) and the total amount of actual and potential future compensation for a particular performance year.

The Compensation Committee also reviews information regarding the Peer Group as well as other compensation data, which has been provided by the Committee’s independent compensation consultant, as described below.  The Compensation Committee considers the following factors in setting the target total direct compensation for each Named Executive Officer:

•

the individual responsibilities, experience and achievements of the Named Executive Officers and their potential contributions to the Company’s performance;

•

recommendations from senior management (other than for the Chief Executive Officer); and

•

whether the components of a Named Executive Officer’s compensation align with the executive compensation program’s overall objectives.

In addition to its responsibilities with respect to executive compensation, the Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the form and amount of compensation of the Company’s non-management directors.

Role of Compensation Consultant and Competitive Market Positioning

The Compensation Committee possesses the authority under its charter to hire outside advisors to provide the Compensation Committee with information as needed in making compensation decisions. Typically, the Compensation Committee engages an independent compensation consultant to conduct a competitive market positioning review no less than once every two years for the Named Executive Officers. The Compensation Committee retained Compensation Strategies beginning in January 2008 to advise it in connection with setting compensation for the Named Executive Officers for fiscal 2009, and Compensation Strategies has advised the Compensation Committee with respect to determining executive compensation for fiscal 2010 and fiscal 2011.  The decisions with respect to determining the amount or form of compensation under the Company’s executive compensation program are made by the Compensation Committee and reflect judgments by the Compensation Committee based in part on the information and advice provided by Compensation Strategies.

The Company’s executive compensation program seeks to provide a mix of base salary, target annual cash incentive awards and target long-term equity based incentive award values (collectively referred to as target total direct compensation) that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly-traded companies.  In determining executive compensation, the Compensation Committee considers a number of factors, including peer group data and each Named Executive Officer’s performance and experience.  For fiscal 2011, Compensation Strategies provided market compensation data based on a peer group (the “Peer Group”) consisting of the following 22 companies from the specialty construction and engineering services industry possessing annual revenues ranging from $445 million to $7.3 billion:

Chicago Bridge & Iron Company N.V.

Comfort Systems USA, Inc.

Emcor Group Inc.

Exterran Holdings, Inc.

Foster Wheeler AG

Global Industries, Ltd.

Granite Construction, Inc.

Insituform Technologies, Inc.

Integrated Electrical Services, Inc.

MasTec, Inc.

Matrix Service Company

McDermott International, Inc.

Michael Baker Corporation

MYR Group, Inc.

Pike Electric Corporation

Primoris Services Corp.

Quanta Services, Inc.

Shaw Group Inc.

Team, Inc.

Tetra Tech, Inc.

Tutor Perini Corporation

Willbros Group, Inc.

These companies were selected as they represent a group of companies with which the Company competes for executive talent.  Market data for the Peer Group was size-adjusted using a common statistical technique called regression analysis to remove significant swings between raw data points, and to construct market pay levels commensurate with the Company’s revenues.  This data was used by the Compensation Committee to set executive compensation and evaluate the Company’s annual cash incentive and equity-based compensation mix and levels for fiscal 2011 based on then-current compensation practices and trends.  The Compensation Committee, together with its compensation consultant, periodically reviews the composition of the Peer Group and, if appropriate, updates the Peer Group based on available market data to ensure continued relevancy and account for business-related changes that may occur.

In connection with the fiscal 2011 compensation decisions, in August 2010, the Compensation Committee commissioned Compensation Strategies to prepare a competitive market positioning review.  In addition, in October 2010, Compensation Strategies also reviewed the Company’s long-term incentive plan and equity award practices, as well as the Chief Executive Officer’s and Chief Operating Officer’s annual cash incentive award opportunities and performance vesting restricted stock unit award structures, and provided advice to the Compensation Committee.  In the years that the Compensation Committee does not commission a competitive market positioning review, it establishes compensation targets for the Named Executive Officers by utilizing the prior year’s compensation amounts, generally adjusting base salaries to reflect general market changes in executive compensation.

The competitive market positioning review which Compensation Strategies conducted in connection with the fiscal 2011 compensation decisions evaluated on a comparative basis the competitiveness of the total compensation, and of each component thereof, of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company.  This study set forth the 50th percentile of the Peer Group’s total compensation, as well as base salary, annual cash incentive awards and long-term equity-based compensation, as a specific dollar amount.  In this study, since the Peer Group included companies both larger and smaller than the Company and, as noted above, regression analysis was used to size-adjust the compensation data to reflect the Company’s annual revenues.  The information with respect to the long-term equity-based compensation for each of the Company’s Named Executive Officers has been calculated using a grant date value based on a Black-Scholes and other long-term incentive pricing models.

Based upon these factors, this study indicated that for fiscal 2011:

•

The total compensation of the Chief Executive Officer, the Chief Operating Officer and the General Counsel was 10%, 9% and 8% above the 50th percentile of the adjusted market median of the Peer Group (calculated as described above), respectively, while the total compensation of the Chief Financial Officer was 23% below the 50th percentile of the adjusted market median of the Peer Group;

•

The base salary of the Chief Executive Officer, the Chief Operating Officer and the General Counsel was 14%, 11% and 10% above the 50th percentile of the adjusted market median of the Peer Group (calculated as described above), respectively, while the base salary of the Chief Financial Officer was 4% below the 50th percentile of the adjusted market median of the Peer Group;

•

The annual target cash incentive award of the Chief Executive Officer and the Chief Operating Officer was 12% and 8% above the 50th percentile of the adjusted market median of the Peer Group (calculated as described above), respectively, while the annual target cash incentive award of the Chief Financial Officer and the General Counsel was 26% and 1% below the 50th percentile of the adjusted market median of the Peer Group, respectively; and

•

The long-term equity-based compensation of the Chief Executive Officer, the Chief Operating Officer and the General Counsel was 6%, 7% and 14% above the 50th percentile of the adjusted market median of the Peer Group (calculated as described above), respectively, while the long-term equity-based compensation of the Chief Financial Officer was 29% below the 50th percentile of the adjusted market median of the Peer Group.

When making compensation decisions for fiscal 2011, the Compensation Committee compared the base salary and target compensation of the Named Executive Officers to the comparative market positioning review prepared by Compensation Strategies.  The market levels of executive compensation of the Peer Group were used by the Compensation Committee as input to its evaluations.  This Peer Group data constituted one of a number of factors that the Compensation Committee considered in performing the analysis and exercising its judgment in making compensation decisions for fiscal 2011.  Other significant factors considered by the Compensation Committee in the evaluation and decision-making process included business and industry conditions, the Company’s strategic business objectives, and each Named Executive Officer’s performance and level of experience.

Compensation Strategies provides services to the Compensation Committee related to executive compensation matters only.  Accordingly, for fiscal 2011, the aggregate amount of fees for additional services, not including consulting related to broad-based plans, provided by Compensation Strategies did not exceed $120,000.

Role of Executive Officers

The Chief Executive Officer, in consultation with the Compensation Committee, establishes the strategic direction of the Company’s executive compensation program.  In the first quarter of each fiscal year, the Company’s Chief Executive Officer meets with the Compensation Committee to discuss the prior year financial results and to evaluate and assess the performance of the other Named Executive Officers.  This assessment, together with the Compensation Committee’s own judgment, taking into account the results of the most recent competitive market positioning review, is used to evaluate the individual performance and compensation of those Named Executive Officers.  The Compensation Committee is solely responsible for evaluating the Chief Executive Officer’s performance and setting the level and components of his compensation.  The Chief Executive Officer is not present when the Compensation Committee discusses and determines his compensation.

Executive Compensation Mix

Consistent with the objectives and principles of the executive compensation program, the program places a substantial amount of total executive compensation “at risk” based on the performance of the Company and the executive through the annual cash incentive program and equity-based compensation awards granted under the Company’s 2003 Long-Term Incentive Plan.

The following charts illustrate the mix of “at-risk” performance-based compensation for the Chief Executive Officer and the other Named Executive Officers for fiscal 2011 by illustrating the mix of target total direct compensation:

Target total direct compensation is comprised of base salary, target annual cash incentive awards and the grant date fair value of target equity-based incentive awards.  For target amounts of annual cash incentive awards and equity-based incentive awards, see the Grant of Plan-Based Awards Table on page 32 of this Proxy Statement.  The equity-based incentive awards included stock options, time vesting restricted stock units and performance vesting restricted stock units for Messrs. Nielsen and Estes.  The eligible annual cash incentive award range for Messrs. DeFerrari and Vilsoet is 20% to 75% of base salary.  For fiscal 2011, the equity-based incentive awards for Messrs. DeFerrari and Vilsoet included stock options and time vesting restricted stock units.

Consistent with the Company’s adherence to its pay-for-performance philosophy, Messrs. Nielsen and Estes received a greater percentage of performance-based compensation than the other Named Executive Officers in order to reflect their relative significance in influencing the operations and performance of the Company.

Compensation and Risk

In addition to determining the compensation for the Named Executive Officers, the Compensation Committee evaluates risks and rewards associated with the Company’s overall compensation principles and structure.  Management and the Compensation Committee discuss those practices that identify and mitigate potential risks, as necessary.  With respect to the elements of compensation:

•

Base salary provides a fixed level of compensation irrespective of Company performance and therefore does not encourage risk-taking.

•

Annual cash incentives are designed to reward achievement of short-term performance objectives.  Undue risk is mitigated through a combination of plan design which places a cap on the maximum annual cash incentive available to the Chief Executive Officer and the Chief Operating Officer, and policies of the Compensation Committee and management that place a cap on the maximum annual cash incentive awards that may be paid to the other Named Executive Officers.

•

Long-term equity-based compensation is administered in a number of ways to mitigate risk.  Specifically, the executive compensation program is designed to deliver a significant portion of an executive’s compensation in the form of long-term incentive opportunities which focuses the executive on maximizing long-term shareholder value and overall financial performance. In addition, the Company has established stock ownership guidelines for the Chief Executive Officer and non-employee directors, and also has shareholding requirements for the Named Executive Officers, other than the Chief Executive Officer, with respect to time vesting equity awards granted under the Company’s long-term incentive plan as described on page 24 of this Proxy Statement.  Performance vesting restricted stock units are only settled if the Company achieves certain performance goals that are important drivers of long-term performance, and the maximum number of performance units that may be awarded with respect to an annual performance period or a three-year performance period is capped.  Named Executive Officers must also obtain approval from the Company’s General Counsel before the purchase or sale of any shares, including those contemplated during any window of time where trading is permitted.  Requiring approval ensures that executives are unable to use non-public information for personal benefit.

The Compensation Committee reviewed and discussed the findings of this risk assessment with management and believes that the Company’s compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Major Compensation Components of the Executive Compensation Program and Analysis of 2011 Compensation Decisions

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program for the Named Executive Officers to utilize three major compensation components:

•

annual base salary;

•

annual cash incentive awards; and

•

long-term equity-based incentives.

The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each of the other compensation components.

Annual Base Salaries.  Named Executive Officers are provided with a base salary which recognizes the value of the executive’s skills, experience, prior record of achievement, and importance to the Company.  Base salary levels are intentionally set to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibility.  The Chief Executive Officer submits written base salary recommendations to the Compensation Committee for the other Named Executive Officers. In making his recommendation, the Chief Executive Officer reviews each executive’s performance, market compensation levels for comparable positions, the executive’s potential attractiveness to other companies, and the overall financial health and performance of the Company.  The Compensation Committee reviews the Chief Executive Officer’s recommendations for Named Executive Officers (other than the Chief Executive Officer), and together with its own judgments, sets actual base salaries relative to the recommendations.  Periodically, the Compensation Committee utilizes a study of market compensation levels prepared by its independent compensation consultant in order to evaluate the executives’ base salaries and the Chief Executive Officer’s recommendations.

The Compensation Committee directly sets the base salary for the Chief Executive Officer.  In so doing, the Committee reviews the performance of the Chief Executive Officer, market compensation levels as set forth in the independent compensation consultant’s most recent study and other relevant information.  In addition, the Committee reviews the results of any assessment of the Chief Executive Officer’s performance resulting from a formal survey of all of the Company’s directors which is conducted from time to time and informal communications from any of the Company’s directors.

At a meeting in August 2010, the Compensation Committee determined the fiscal 2011 annual base salaries for the Named Executive Officers.  In light of the Company’s disappointing financial performance in fiscal 2010, the Compensation Committee determined that no increase to base salaries was warranted.  The base salary of each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table on page 31 of this Proxy Statement.

Annual Cash Incentives.  Named Executive Officers are provided annual cash incentive award opportunities in order to recognize and reward individual performance that meaningfully enhances the operations of the Company during a fiscal year.  Awards are designed to communicate to executives that good performance is recognized and valued.  Furthermore, the Company believes annual cash incentive awards strongly encourage executives to continuously improve their efforts to deliver annual results that are aligned with the Company’s long-term goals.

Annual Cash Incentive Awards — Named Executive Officers (other than Chief Executive Officer and Chief Operating Officer).  Each fiscal year, the Chief Executive Officer prepares a written report to the Compensation Committee recommending annual cash incentive awards for each of the other Named Executive Officers, other than the Chief Operating Officer.  References under this subheading to other Named Executive Officers exclude the Chief Executive Officer and the Chief Operating Officer.  The Chief Executive Officer’s recommendations result from a two-step analysis.  First, the overall financial performance of the Company is evaluated in order to determine the appropriate level of total annual cash incentive awards for all eligible employees, including the other Named Executive Officers.  Second, the Chief Executive Officer evaluates the individual performance of the other Named Executive Officers against ranges of annual award opportunities that were established at the beginning of the fiscal year and correspond to minimum and maximum percentages of base salary.  The purpose of this process is to ensure that individual awards reflect an appropriate balance between the overall financial performance of the Company and the individual executive’s performance.  Maximum annual cash incentive awards to the other Named Executive Officers are capped at 75% of base salary.

The Chief Executive Officer presents his evaluation of the individual performance of the other Named Executive Officers and his recommendations regarding the annual cash incentive compensation for each of those officers to the Compensation Committee.  This evaluation has elements of subjectivity and depends on an overall analysis of the effectiveness of the individual executive and his or her ability to meet Company expectations.  The Compensation Committee then conducts its own deliberations and approves the final annual cash incentive award, if any. The evaluation also takes into consideration the overall financial performance of the Company. Any cash incentives resulting from this process are discretionary and subjectively determined.

After discussing the recommendations of the Chief Executive Officer, the Compensation Committee approved the fiscal 2011 awards for Messrs. DeFerrari and Vilsoet in August 2011. As a result of the Company’s improved financial performance in fiscal 2011 and the individual performances of Messrs. DeFerrari and Vilsoet, the annual cash incentive awards paid to Messrs. DeFerrari and Vilsoet were 50% of those officers’ fiscal 2011 base salaries, and are set forth in the “Bonus” column of the Summary Compensation Table on page 31 of this Proxy Statement.  Mr. DeFerrari’s annual cash incentive award reflected his strong contributions with respect to the Company’s two acquisitions completed in fiscal 2011 and the Refinancing.  Mr. Vilsoet’s annual cash incentive award reflected the successful conclusion of a number of wage and hour class action lawsuits, his work supporting the Company’s broadband stimulus efforts under the American Recovery and Reinvestment Act of 2009, and his efforts in connection with the Company’s fiscal 2011 acquisitions and the Refinancing. Annual cash incentive award payments were made in October 2011, following the conclusion of the Company’s financial statement audit.

Annual Incentive Plan — Chief Executive Officer and Chief Operating Officer.  Annual cash incentive awards for the Chief Executive Officer and the Chief Operating Officer are determined under the Company’s annual incentive plan. Incentive compensation under the plan is determined based upon performance measures that are established by the

Compensation Committee within 90 days of the beginning of each fiscal year in order to qualify such compensation as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  In October 2010, the Compensation Committee established the fiscal 2011 performance goals under the plan.  The Chief Executive Officer’s and Chief Operating Officer’s annual incentive plan compensation may be reduced (but not increased) by the Compensation Committee through the exercise of its discretion.  Compensation paid under the annual incentive plan is designed to be “at-risk” based on the performance of the Company and has exhibited significant variability from year to year.  Over the last three fiscal years, the payout to the Chief Executive Officer has ranged from 20% to 163% of base salary and the payout ratio for the Chief Operating Officer has ranged from 24% to 134% of base salary.

For fiscal 2011, the award opportunity under the annual incentive plan comprised two components:

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First Component:   This component is based on the operating earnings, contract revenues and cash flows of the Company.

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Second Component:   This component is based on the operating earnings and contract revenues of the Company coupled with achievement of certain non-financial performance measures.

The performance measures established by the Compensation Committee for the first component of the annual incentive plan for fiscal 2011 and the range of potential payouts thereunder differ from the fiscal 2010 plan as described below. The performance measures established by the Compensation Committee under the second component, the target percentage of base salary, and the total award caps were, in each case, the same as those established by the Compensation Committee for Mr. Nielsen and Mr. Estes for fiscal 2010. At the time the Compensation Committee determined the performance criteria for fiscal 2011, it capped the maximum award under the annual incentive plan to Mr. Nielsen at 170% of his base salary and Mr. Estes at 140% of his base salary.  In addition, each of the two components of the plan was subject to a total award cap as described below.  The amount earned under each of the components can be reduced at the discretion of the Compensation Committee.  The two components of the annual incentive plan are described in more detail below.

For fiscal 2011, the range of potential payouts and the actual amounts awarded under the annual incentive plan were as follows:

					Actual Award as a Percentage of Base Salary

	Target Percentage of Base Salary	Range of Potential Payout		Actual Award
Name		Minimum	Maximum

Steven E. Nielsen	85%	$0	$1,275,000	$1,220,000	163%
Timothy R. Estes	70%	$0	$717,500	$688,000	134%

First Component of Annual Incentive Plan

The performance measures established by the Compensation Committee for the first component of the annual incentive plan for fiscal 2011 applied a pre-established payout ratio to the Company’s operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage (1.0%) of contract revenues.  The payout percentage varies as a function of the Company’s cash flow ratio, which was measured as the ratio of operating cash flow (before $6.0 million in tender premiums and legal and professional fees associated with the Refinancing) to net income (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements).  The Compensation Committee reviews annually each of the elements included in the annual incentive plan, including, but not limited to, the threshold percentage of contract revenues and the payout percentages for awards. The Committee may adjust one or more of the performance measures, based on an assessment of the Company’s expected performance, in order to ensure that the annual incentive plan performs as designed and incents performance aligned with achieving the Company’s goals.  In October 2010, the Compensation Committee established the threshold percentage of contract revenues for awards made under this component for fiscal 2011 at 1.0%, compared to 2.5% for fiscal 2010.  In conjunction with this change, the Compensation Committee determined that it was appropriate to generally reduce the percentage of eligible operating earnings that would be paid out as a function of the cash flow ratio from those percentages established for fiscal 2010.  The Compensation Committee’s reduction of the threshold percentage of contract revenues from 2.5%, to 1.0% was based in large part upon a determination that, without change, a significant improvement in financial performance in fiscal 2011 would not lead to an appropriate payout under the plan, contrary to the incentive objective of this component of the annual incentive plan.

The range of pre-established payout percentage was as follows:

Cash Flow Ratio	Pre-established Payout Percentage of Eligible Operating Earnings Above Threshold Contract Revenues
	Steven E. Nielsen	Timothy R. Estes

less than 1.00	2.05%	1.20%
1.00 to 1.49	2.65%	1.55%
1.50 to 2.00	3.25%	1.90%
greater than 2.00	3.85%	2.30%

The use of a threshold amount ensured that the Company’s performance exceeded a pre-established level before any award was earned by the Chief Executive Officer or the Chief Operating Officer. Thus, under this component of the plan, no incentive is earned unless this base level of annual performance has been achieved. The reliance on cash flow and earnings measures in determining the payout amount reflects the importance to the Company of both operating margins and cash flows.

As designed, the fiscal 2011 performance criteria provided that acceptable margins without solid cash flows resulted in a reduced award payment, while solid cash flows absent acceptable margins would result in no award payment at all.  Once the threshold percentage of 1.0% of contract revenues is met, only incremental earnings generate an award payout.  The use of both operating earnings and cash flow as performance criteria ensures that only high-quality earnings result in the payout of awards, as both income statement and balance sheet performance is required.  The maximum cash incentive award under the first component of the plan was capped at 130% of base salary for Mr. Nielsen and 110% of base salary for Mr. Estes.  Additionally, Mr. Nielsen would not earn an award under this component if the award, as calculated under the established performance criteria, was less than 10% of his base salary for fiscal 2011.

For fiscal 2011, operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) were approximately $38.0 million for Mr. Nielsen and $37.5 million for Mr. Estes.  As a result, eligible operating earnings under the first component of the annual incentive plan were approximately $27.6 million for Mr. Nielsen and $27.1 million for Mr. Estes.  As a result of the Company’s significantly improved financial performance in fiscal 2011, the actual payout ratio for the first component of the annual incentive plan was 3.85% and 2.30% for Messrs. Nielsen and Estes, respectively, resulting in an award of $975,000 for Mr. Nielsen and $563,750 for Mr. Estes under this component of the annual incentive plan.

Second Component of Annual Incentive Plan

The performance measure established by the Compensation Committee for the second component of the plan was operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage (1%) of contract revenues.  If this threshold is attained, a maximum payout of 40%, with respect to Mr. Nielsen, and 30%, with respect to Mr. Estes, of annual base salary was established.  Although the amount available under this component of the plan is driven by objective performance measures, the Compensation Committee also established a number of non-financial performance measures to evaluate and determine whether Mr. Nielsen and Mr. Estes were to be awarded an amount under this component.

This performance measure is summarized in the following table:

Operating Earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements)	Pre-established Payout Percentage of Annual Base Salary
	Steven E. Nielsen	Timothy R. Estes

Less than or equal to 1% of Contract Revenues	0%	0%
Greater than 1% of Contract Revenues (maximum payout percentage)	40%	30%

The non-financial performance measures that the Compensation Committee established in October 2010 as part of this second component of the annual incentive plan were based upon objectives, expected actions, estimated impact and responsibilities for increasing the Company’s long-term competitiveness and growth opportunities, while improving margins through cost reduction.  The Compensation Committee considers these non-financial performance objectives in making a determination regarding an award under this component of the annual compensation plan.

In fiscal 2011, Mr. Nielsen and Mr. Estes undertook a number of actions in connection with these objectives, including the implementation of a number of business development initiatives designed to increase the future earnings of the Company.  These initiatives are intended to generate additional work for the Company from governmental broadband stimulus projects and other significant contracts, and expand the Company’s footprint in the wireless communications area.  These actions also included the repositioning of the Company’s locating business.  In addition, in determining Mr. Nielsen’s award under this component of the annual incentive plan for fiscal 2011, the Compensation Committee considered the directors’ evaluation of Mr. Nielsen’s performance as Chairman of the Board and Chief Executive Officer for fiscal 2011, as reported by the Governance Committee.

Fiscal 2011 operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) exceeded the threshold of 1% of contract revenues, which meant that Messrs. Nielsen and Estes were eligible for a payout under the second component of the annual incentive plan.  Based on the Compensation Committee’s review of the non-financial performance objectives and its determination of the achievement of the objectives, the Compensation Committee applied an actual payout ratio of 32.7% and 24.2% of the annual base salary for Messrs. Nielsen and Estes, respectively, which resulted in an award of $245,000 and $124,250 for Messrs. Nielsen and Estes, respectively.  The award represented a payment of 81.7% and 80.8% of the maximum amount available under this component to Mr. Nielsen and Mr. Estes, respectively.

The actual annual incentive awards paid to the Chief Executive Officer and Chief Operating Officer, as approved by the Compensation Committee, is set forth on the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 31 of this Proxy Statement.  Annual cash incentive award payments were made following conclusion of the Company’s financial statement audit.

Long-Term Equity-Based Compensation

Named Executive Officers are eligible to receive long-term equity-based incentive compensation awards under the Company’s 2003 Long-Term Incentive Plan.  The equity grants made to the Named Executive Officers have historically comprised a number of different equity-based instruments awarded from time to time, including restricted stock, restricted stock units and stock options.  Each year, the determination of the mix of equity-based instruments to be awarded is based on the Compensation Committee’s assessment of which share price appreciation-based, and time-based and performance-based full value share awards, best achieve the Company’s executive compensation program’s objectives of:

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linking incentive compensation to the Company’s performance;

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creating long-term shareholder value;

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aligning the financial interests of the Named Executive Officers with the financial interests of the Company’s shareholders; and

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rewarding actions that enhance long-term shareholder returns.

In making this determination, the Compensation Committee takes into consideration key business priorities, Peer Group trends, potential shareholder dilution and other factors that may be relevant at the time.  In addition, the Compensation Committee considers the balance between the long-term incentive value of the equity-based award to the Named Executive Officer and the corresponding compensation expense to the Company.

Performance vesting restricted stock units focus on long-term operational performance, which creates shareholder value, while stock options and time vesting restricted stock units emphasize the Company’s commitment to shareholder return.  Furthermore, long-term equity awards contain vesting provisions which are important to the retention of key executives.  The value of issued but unvested long-term equity awards meaningfully encourages executives to remain with the Company, as leaving results in the forfeiture of any unvested value of previously accumulated long-term equity awards.

The Compensation Committee has generally made grants of long-term equity awards annually in December of each year to the Named Executive Officers.  However, performance vesting equity awards granted to the Chief Executive Officer and Chief Operating Officer have been made in October of each year to comply with Section 162(m) of the Internal Revenue Code.  In limited instances, long-term equity awards may also be granted to recognize outstanding performance during the year, at the initiation of employment for newly hired key executives, or upon renewal of employment agreements for existing key executives.  For Named Executive Officers, other than the Chief Executive Officer, individual long-term equity-based awards are recommended by the Chief Executive Officer for consideration and approval by the Compensation Committee.

In October 2010, the Compensation Committee determined that for fiscal 2011, a 60%, 20% and 20% allocation (as calculated by Compensation Strategies) between stock options, performance vesting restricted units and time vesting restricted stock units for long-term equity incentive awards granted to the Chief Executive Officer and the Chief Operating Officer was appropriate.  This allocation, which is subject to change in any particular fiscal year as result of changes in market practices, trends and/or economic conditions, as well as the balance between long-term incentive value and the level of the corresponding compensation expense to the Company as described above, was consistent with the allocation made for fiscal 2010 and was based on a review of current market practices and trends by Compensation Strategies.  Based on the work performed, the Compensation Committee believed that such an allocation continued to be consistent with evolving long-term equity based compensation trends among the Peer Group, and also continued to provide an appropriate balance of share price appreciation, performance and retention elements of long-term equity-based compensation.  Because of the volatility in the Company’s stock price at the time of the fiscal 2011 grant, the actual number of shares awarded was determined by dividing the dollar level of the award approved by the Compensation Committee by an average of the closing price of the Company’s common stock for the 45 trading days ending two days prior to the date of grant.

The Compensation Committee also determined that the fiscal 2011 equity awards to be made to the Named Executive Officers other than the Chief Executive Officer and the Chief Operating Officer would be comprised of stock options and time vesting restricted stock units only.  This determination, which was consistent with the Compensation Committee’s determination not to award performance vesting restricted stock units to such Named Executive Officers as part of the fiscal 2009 and 2010 equity awards, reflected the Compensation Committee’s continued view that stock options were better suited to retaining and rewarding the performance of these executives given the uncertain economic environment and the impact that may have on the probability of any award of performance based restricted stock units vesting.

As a result of the factors discussed above, in December 2010, the Compensation Committee granted awards to Messrs. DeFerrari and Vilsoet under the 2003 Long-Term Incentive Plan consisting of (i) stock options which vest ratably on the four subsequent anniversaries of the grant date and (ii) time vesting restricted stock units which vest ratably on the four subsequent anniversaries of the grant date.  Based on the grant date fair values provided to the Compensation Committee by Compensation Strategies, these equity awards of time vesting restricted stock units and options resulted in an equity incentive allocation of 22% restricted stock units and 78% stock options.  Continued employment at the time of vesting is required for both the time vesting restricted stock unit awards and the stock options.

Stock Options.  Stock options are a contract between the company and the option holder, which represent the opportunity to purchase shares of the Company’s common stock at a fixed price at a future date.  This generally aligns the Named Executive Officers’ incentives with those of the Company’s shareholders because stock options have value only if the Company’s stock price increases from the date of grant.  Stock options also inherently reward performance, as it is the Company’s performance over an extended period that causes the value of its common stock, and the value of the stock options, to increase.

In December 2010, stock options having an aggregate grant date value of approximately $2,017,052 based on the Black-Scholes model valuation were granted to the Named Executive Officers at an exercise price equal to the closing price of the underlying Company common stock on the grant date.  These stock options vest ratably on the four subsequent anniversaries of the grant date and outstanding stock options are no longer exercisable upon the termination of the Named Executive Officer.  The value of the individual stock option grants received by the Named Executive Officers was approximately 114% and 109% of each executive’s base salary for Messrs. Nielsen and Estes, respectively, and approximately 88% and 90% of base salary for Messrs. DeFerrari and Vilsoet, respectively.  Information regarding stock options awarded during fiscal 2011 is shown in the Grant of Plan-Based Awards Table on page 32 of this Proxy Statement.

Time Vesting Restricted Stock Units.  A time vesting restricted stock unit is an award that converts into shares of the Company’s common stock on a one-for-one basis once a time-based vesting requirement is met.  The 2003 Long-Term Incentive Plan provides for the issuance of time vesting restricted stock units that vest in equal installments on the first, second, third and fourth anniversaries of the date such units are granted, so long as the employee remains employed by the Company on the vesting date.  These awards are not subject to performance conditions, but are designed to enhance retention of senior executives by rewarding continued employment, as leaving the Company results in the forfeiture of the unvested awards.  This retention effect is further enhanced as the price of the Company’s common stock increases.

Because the value of time vesting restricted stock units increases as the market value of the Company’s common stock increases, time vesting restricted stock units also provide incentive for award recipients to drive performance that leads to improvement in the market value of the Company’s common stock.  The shares of common stock received by the Named Executive Officers (other than the Chief Executive Officer) upon vesting of the time vesting restricted stock units are subject to shareholding requirements, see “Shareholding Requirements” on page 29 of this Proxy Statement.

In December 2010, time vesting restricted stock units having an aggregate grant date value of approximately $562,140 were granted to Mr. Nielsen, Mr. Estes, Mr. DeFerrari and Mr. Vilsoet.  The value of the individual grants received by the Named Executive Officers was approximately 32% and 30% of each executive’s base salary for Messrs. Nielsen and Estes, respectively, and approximately 24% and 25% of base salary for Messrs. DeFerrari and Vilsoet, respectively.

The number of units granted to these Named Executive Officers was determined by dividing the value granted by the closing price of the Company’s common stock on the date of grant of the units.  Information regarding the fair value and the number of time vesting restricted stock units that the Named Executive Officers were granted in December 2010 is shown in the Grant of Plan-Based Awards Table on page 32 of this Proxy Statement.  Information regarding the number of shares of time vesting restricted stock units and the value realized on vesting in fiscal 2011 is shown in the Option Exercises and Stock Vested Table on page 35 of this Proxy Statement.

Performance Vesting Restricted Stock Units — Chief Executive Officer and Chief Operating Officer.  In October 2010, an award of performance vesting restricted stock units was made to the Chief Executive Officer and the Chief Operating Officer.  Performance vesting restricted stock units vest in three annual installments beginning on the anniversary of the date of grant subject to the Company achieving annual pre-tax income and operating cash flow goals (the “Annual Goals”) pre-established by the Compensation Committee for each of fiscal years 2011, 2012 and 2013.  Upon the satisfaction of the relevant vesting requirements (as discussed below), each performance vesting restricted stock unit is settled for one share of Company common stock.

For the annual long-term equity awards to vest, the Company’s operating earnings (before asset impairments, performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements) must exceed certain pre-established targets, which are set forth as a percentage of contract revenue.  If such earnings are less than or equal to 2.5% of contract revenues, no annual award will vest and, subject to reduction as described below, 100% of the potential award will vest if such earnings equal or exceed 5.0% of contract revenues.  For qualifying earnings between these amounts the percentage of the potential award vesting is interpolated between zero and 100%.  The amount of annual performance share units subject to vesting each year will be reduced to 75% of the award otherwise earned if the ratio of operating cash flow for the fiscal period is less than net income for the period (before asset impairments, performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements).

The components of the Annual Goals and the potential annual payout of performance vesting restricted stock units are summarized as follows:

Fiscal Year Qualifying Earnings	Potential Vesting Percentage	Fiscal Year Ratio of Operating Cash Flow to Qualifying Net Income	Award Payout Percentage

2.5% or less of Contract revenue	None	—	—

2.51% to 4.99% of Contract revenue	0.1% to 100%	Less than 1.0 1.0 or greater	75% 100%

5.0% or more of Contract revenue	100%	Less than 1.0 1.0 or greater	75% 100%

Due to the vesting requirements and the general uncertainty regarding the economy, including the industry in which the Company operates, the likelihood that the pre-established targets described above will be achieved may vary greatly from year to year.  The use of a threshold amount ensured that performance exceeded a pre-established level before any award is earned.  The reliance on earnings and cash flow measures in determining the level of vesting reflects the importance to the Company of both operating margins and cash flows. Similar to the annual incentive plan, no award is earned absent acceptable margins and the level of award is reduced if the pre-established cash flow criteria are not met.  The use of both operating earnings and cash flow as performance criteria ensure that both income statement and balance sheet performance are required to earn the maximum award.  The Compensation Committee believes that performance targets are set at a level consistent with superior performance.

In addition to the performance units earned when Annual Goals are met, the Chief Executive Officer and the Chief Operating Officer may each earn supplemental units if the Company achieves cumulative qualifying earnings and operating cash flow ratio goals based on the previous three fiscal years (the “Three-Year Goals”).  If the Three-Year Goals are achieved, the Chief Executive Officer and the Chief Operating Officer will each vest in additional restricted stock units of up to 100% of the number of restricted stock units vesting in that fiscal year upon the satisfaction of the relevant Annual Goals.  Vesting of these supplemental units only occurs if cumulative operating earnings for the three-year period (before asset impairments, performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements) exceed certain pre-established targets, which are set forth as a percentage of contract revenue.  If such cumulative qualifying earnings for the three-year period are more than 7.51% of cumulative contract revenues for the period but less than 10% of cumulative contract revenue for the period, a supplemental award of 50% of the target annual units will be earned so long as cumulative operating cash flow for such period is greater than cumulative net income (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt and termination of debt agreements) for the period. If such cumulative qualifying earnings for the three-year period are 10.01% or more of cumulative contract revenues for the period, a supplemental award of 100% of the target annual units will be earned so long as cumulative operating cash flow for such period is greater than cumulative net income (before asset impairments, amounts recorded for performance vesting restricted units and amounts associated with the extinguishment of debt and termination of debt agreements) for the period.  No supplemental units will vest if such operating cash flow is not equal to or greater than such net income, in each case as measured over the same cumulative three-year period.

The components of the Three-Year Goals and the potential payout of performance vesting restricted stock units are summarized as follows:

Cumulative Qualifying Earnings for the Applicable Three-Year Period	Cumulative Ratio of Operating Cash Flow to Qualifying Net Income for the Applicable Three-Year Period	Supplemental Payout Percentage

7.51% to 10.00% of Contract revenue	Less than 1.0 1.0 or greater	0% 50%

10.01% of Contract revenue or greater	Less than 1.0 1.0 or greater	0% 100%

Supplemental units are earned only in a fiscal year for which units are awarded for meeting the Annual Goals.  Consequently, strong prior performance does not ensure vesting if unaccompanied by current fiscal year performance.  The three-year performance required to earn supplemental units is meaningfully more difficult than that required to earn an annual award and would only be triggered by operating earnings and cash flow performance that is significantly better than that of fiscal 2011.  The performance criteria selected, operating margin and cash flow, require both income statement and balance sheet performance on a three-year cumulative basis.  These performance criteria provide that good margins without acceptable cash flows result in reduced vesting of the annual awards or the elimination of vesting of any supplemental awards, while acceptable cash flows absent acceptable margins result in no vesting.  Applying these criteria historically for the last seven years would have resulted in partial vesting of supplemental units at 50% in two years and no vesting in five of the years.

The awards of performance vesting restricted stock units granted to the Chief Executive Officer and Chief Operating Officer for fiscal 2011 totaled $369,516 in share value (based on the closing price of a share of Company common stock on the date of grant, October 19, 2010, and the target award under the grant).  This amount represented 29% of their aggregate base salaries, with the Chief Executive Officer receiving 30% of his base salary in the form of performance vesting restricted stock units and the Chief Operating Officer receiving 28% of his base salary in the form of performance vesting restricted stock units.  For both the Chief Executive Officer and the Chief Operating Officer, the share values granted were converted into a specific target number of performance share units by dividing the share values granted by the average closing price of the Company’s common stock for a 45-day period ending two days prior to the day of the Compensation Committee’s grant of the units for the 2011 performance period.

As a result of the Company’s financial performance in fiscal 2011, the Chief Executive Officer and the Chief Operating Officer will vest in approximately 42% of their respective target annual awards under the fiscal 2011 grants of performance vesting restricted stock units, or 2,993 units and 1,887 units, respectively.  This was the result of the Company’s qualifying earnings of approximately 3.6% of contract revenue and an operating cash flow ratio greater than 1.0 of qualifying net income, based on operating cash flow of approximately $49.8 million (before $6.0 million in tender premiums and legal and professional fees associated with the Refinancing).

Mr. Nielsen and Mr. Estes were also granted awards of performance based restricted stock units in fiscal 2010 and 2009.  The annual goals under the fiscal 2010 and 2009 awards are the same as those set forth above with respect to the fiscal 2011 awards.  The three-year goals under the fiscal 2010 and 2009 awards are also the same as those set forth above for the fiscal 2011 awards, except to the extent that the three-year measurement period is determined by the fiscal year of the grant.  Based on fiscal 2011 performance, Messrs. Nielsen and Estes will vest in 8,027 and 4,837 shares of common stock, respectively, representing 42% of target annual awards under the fiscal 2010 and 2009 grants of performance-based restricted stock units.  Based on fiscal 2011 results, no supplemental awards were earned under the fiscal 2011, 2010 or 2009 grants of performance vesting restricted units.  Information regarding the fair value and the number of performance vesting restricted stock units granted to the Chief Executive Officer and Chief Operating Officer in fiscal 2011 is shown in the Grant of Plan-Based Awards Table on page 32 of this Proxy Statement.

Other Benefits

The Company provides employees with a range of retirement and health and welfare benefits that are designed to assist in attracting and retaining employees and to reflect the competitive practices of the companies in the Peer Group.  The Named Executive Officers are eligible for the following benefits:

401(k) Plan.  The Company maintains a tax qualified deferred contribution retirement plan (the “401(k) Plan”) that covers substantially all salaried and hourly employees.  Each of the Named Executive Officers participates in the 401(k) Plan.  Participants may contribute up to 15% of their compensation on a before-tax basis into their 401(k) Plan accounts, subject to statutory limits.  In addition, the Company matches an amount equal to 30% for each dollar contributed by participants on the first 5% of their eligible earnings.

Because the 401(k) Plan is a tax qualified retirement plan, the Internal Revenue Code limits the “additions” that can be made to a participant’s 401(k) Plan account each calendar year.  “Additions” include Company matching contributions, before-tax contributions made by a participant and participant after-tax contributions.  In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan.

The Company does not maintain any defined benefit pension plan, non-tax qualified supplemental retirement plan or non-tax qualified deferred compensation plan.

Health and Welfare Plans.  Benefits for active employees such as medical, dental, vision, life insurance and disability coverage are available to all salaried and hourly employees through our flexible benefits plan.  Employees contribute to the cost of the benefits plan by paying a portion of the premium costs.

Named Executive Officers participate in the medical, dental and vision plans on terms identical with those afforded all other employees.  In addition, the Company provides certain key employees, including the Named Executive Officers, with additional life insurance and disability coverage at no cost to the individual.  The amount paid on behalf of the Named Executive Officers is set forth in the “All Other Compensation” column of the Summary Compensation Table on page 31 of this Proxy Statement.

Severance and Change in Control Benefits

The Company provides for the payment of severance benefits to the Named Executive Officers upon certain types of employment terminations both prior to and following a change of control.  In addition, the Company also provides for the vesting of certain equity-based awards upon the occurrence of a change of control.  Providing severance and change of control benefits assists the Company in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction.  These arrangements also provide valuable retention incentives that focus executives on completing such transactions, thus enhancing long-term shareholder value.  The Named Executive Officers are provided with severance benefits under individual arrangements negotiated with the Company.  The terms and payment amounts reflect the Compensation Committee’s determination of competitive practices at those companies that the Company competes with for executive talent at the time the arrangements were entered into and were based, in part, on market information provided by its independent compensation consultants.

The terms of the individual arrangements, and a calculation of the estimated severance benefits that would be payable to each Named Executive Officer under their respective arrangements upon the occurrence of certain events, is set forth under the Potential Payments upon Termination of Employment or Change of Control table beginning on page 35 of this Proxy Statement.

Stock Ownership Guidelines

In September 2011, the Board of Directors established stock ownership guidelines for the Chief Executive Officer and the non-employee directors to further align their economic interests with those of the Company’s shareholders.  Under these guidelines, the Chief Executive Officer is required to own shares of Company common stock representing at least six times his annual base salary and each non-employee director is required to own shares representing at least five times the annual retainer fee paid to such non-employee director.  For these purposes, stock ownership includes shares (including time vesting restricted stock units) owned directly or held in trust by an individual.  It does not include shares that an individual has the right to acquire through stock options or performance vesting restricted stock or performance vesting restricted stock units.  Based on the closing price of the Company’s common stock shortly prior to the time the guidelines were established, the Board of Directors has set the minimum number of shares at 265,000 shares for the Chief Executive Officer and 10,000 shares for each non-employee director.  These guidelines replace the shareholding requirements under the Company’s long-term incentive plan set forth below with respect to the Chief Executive Officer.

In order to satisfy the ownership thresholds, each individual is required to retain 50% of the net after-tax shares that he or she acquires under the Company’s equity plans until the thresholds are achieved.  No sales of existing shareholdings are permitted until the required thresholds are attained, but once attained, the individual may sell any shares that exceed the applicable threshold.  Although the Named Executive Officers, other than the Chief Executive Officer, are not subject to the ownership guidelines, they continue to be subject to the shareholding requirements set forth below.

The Board of Directors will periodically review these guidelines and may make appropriate adjustments.  The guidelines are expected to be met within five years of the date they were established or, if later, from the date that the individual initially joins the Board of Directors or is appointed to the position of Chief Executive Officer.  As of September 30, 2011, the Chief Executive Officer and each of the non-employee directors exceeded the stock ownership thresholds.

Shareholding Requirements

Beginning in fiscal 2006, awards of time vesting restricted stock and time vesting restricted stock units granted to the Named Executive Officers have been subject to shareholding requirements.  In September 2011, this shareholding requirement, as applicable to the Chief Executive Officer, was replaced with the stock ownership guidelines discussed in the preceding section.  The shareholding requirements continue to apply to all other Named Executive Officers.  As provided by these shareholding requirements, as each grant vests, the executive is required to retain, on account with the Company’s stock transfer agent, one-half of the shares that have vested, net of shares withheld to pay taxes.  The shareholding requirement continues until the shares on account are equal in value to the executive’s base salary then in effect.  From that point forward, the executive is free to sell shares that vest subsequently, but must continue to hold on account those shares previously so held for so long as the executive remains employed by the Company. All restrictions on those shares held by the transfer agent lapse 90 days after an executive is no longer employed by the Company.  None of the Named Executive Officers subject to this shareholding requirement who have received awards of time vesting restricted stock or restricted stock units since fiscal 2006 have reached the shareholding requirement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction in any one year for compensation in excess of $1 million for its named executive officers (excluding the Chief Financial Officer) employed on the last day of the fiscal year, unless certain specific performance criteria are satisfied.  While the executive compensation program seeks to maximize the tax deductibility of compensation payable to the Named Executive Officers by having such compensation qualify as performance based compensation, the Compensation Committee retains the flexibility to compensate Named Executive Officers in a manner intended to promote varying corporate goals, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m).  For fiscal 2011, all of the compensation paid to the Named Executive Officers was deductible for federal income tax purposes.

Internal Revenue Code Section 409A

Internal Revenue Code Section 409A (“Section 409A”) generally regulates most forms of nonqualified deferred compensation. The Company believes it is in compliance with Section 409A and the regulations promulgated thereunder.

Accounting Rules

The Compensation Committee takes into consideration the accounting treatment of equity-based incentive awards under Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation when determining the form and timing of equity grants to employees, including the Named Executive Officers. The accounting treatment of such grants, however, is not determinative of the type, timing or amount of any particular grant of equity-based incentive award made to the Company’s employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended July 30, 2011.

The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Compensation Committee

Thomas G. Baxter, Chair

James A. Chiddix

Charles B. Coe

Patricia L. Higgins

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the next two highest paid individuals who were serving as executive officers on July 30, 2011.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(5) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Steven E. Nielsen	2011	$750,000	-	$393,992	$858,320	$1,220,000	-	$5,389	$3,227,701
President and	2010	$750,000	-	$329,466	$676,700	$ 150,000	-	$5,410	$1,911,576
Chief Executive Officer	2009	$730,000	-	$392,082	$300,748	$ 610,150	-	$5,354	$2,038,334

H. Andrew DeFerrari	2011	$340,000	$170,000	$ 83,280	$300,412	-	-	$5,424	$ 899,116
Senior Vice President and	2010	$340,000	$ 37,500	$ 59,850	$189,476	-	-	$4,799	$ 631,625
Chief Financial Officer	2009	$325,000	$113,750	$ 20,490	$ 85,928	-	-	$3,441	$ 548,609

Timothy R. Estes	2011	$512,500	-	$247,932	$557,908	$ 688,000	-	$8,406	$2,014,746
Executive Vice President and	2010	$512,500	-	$203,354	$433,088	$ 125,000	-	$8,895	$1,282,837
Chief Operating Officer	2009	$500,000	-	$235,254	$193,338	$ 301,901	-	$9,564	$1,240,057

Richard B. Vilsoet	2011	$333,125	$166,500	$ 83,280	$300,412	-	-	$5,124	$ 888,441
Vice President, General	2010	$333,125	$ 37,500	$ 59,850	$189,476	-	-	$4,767	$ 624,718
Counsel and Secretary	2009	$325,000	$113,750	$ 20,490	$ 85,928	-	-	$4,675	$ 549,843

(1)

Bonuses for the fiscal year ended July 30, 2011 were paid in October 2011.

(2)

As required by SEC rules, amounts in these columns present the aggregate grant date fair value of stock and option awards granted during the relevant fiscal years computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). For performance based awards included in the “Stock Awards” column, the grant date fair value represents the probable outcome of the awards rather than the maximum potential value.  Please refer to “Compensation Discussion and Analysis—Long-Term Equity-Based Compensation” beginning on page 24 this Proxy Statement for a description of the stock options, time vesting restricted stock units and performance vesting restricted stock units (see footnote 5 below for the maximum potential value of all stock-based awards). For information on the valuation assumptions used in these computations, see Note 15 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended July 30, 2011.  The terms applicable to the stock awards and the option awards granted for the fiscal year ended July 30, 2011 are set forth below in the Grant of Plan-Based Awards table.

(3)

The incentive compensation award under the Annual Incentive Plan for fiscal 2011 was paid in October 2011.

(4)

All Other Compensation for fiscal 2011 consists of (i) Company contributions to the Dycom Industries, Inc. Retirement Savings Plan (Mr. Nielsen — $3,548; Mr. DeFerrari — $3,675; Mr. Estes — $3,675; Mr. Vilsoet — $2,403); and (ii) premiums paid by the Company for group term life insurance and long-term disability (Mr. Nielsen — $1,841; Mr. DeFerrari — $1,749; Mr. Estes — $4,731; Mr. Vilsoet — $2,721).

(5)

The maximum potential grant date fair value for the fiscal 2011 performance vesting restricted units for Mr. Nielsen and Mr. Estes was $453,256 and $285,776, respectively.  The number of performance vesting restricted stock units that will vest could be as low as zero depending on performance over the relevant period and the value realized will depend on the stock price at the time of vesting.  The grant date fair value for the fiscal 2011 time vesting restricted units included in the Stock Awards column was as follows: Mr. Nielsen, $242,900; Mr. DeFerrari, $83,280; Mr. Estes, $152,680; and Mr. Vilsoet, $83,280.  No performance vesting restricted units were granted to Messrs. DeFerrari and Vilsoet during fiscal 2011.

Grant of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of restricted stock units and stock options under the 2003 Long-Term Incentive Plan and the potential range of awards that were approved under the Annual Incentive Plan for each of the Named Executive Officers for the fiscal year ended July 30, 2011.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold	Target(4)	Maximum(4)	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
Steven E. Nielsen	10/19/2010	-	$637,500	$1,275,000	-	-	-	-	-	-	-
	10/19/2010	-	-	-	160	21,380	42,760	-	-	-	$226,628
	12/17/2010	-	-	-	-	-	-	17,500	-	-	$242,900
	12/17/2010	-	-	-	-	-	-	-	100,000	$13.88	$858,320
H. Andrew DeFerrari	12/17/2010	-	-	-	-	-	-	6,000	-	-	$83,280
	12/17/2010	-	-	-	-	-	-	-	35,000	$13.88	$300,412
Timothy R. Estes	10/19/2010	-	$358,750	$ 717,500	-	-	-	-	-	-	-
	10/19/2010	-	-	-	101	13,480	26,960	-	-	-	$142,888
	12/17/2010	-	-	-	-	-	-	11,000	-	-	$152,680
	12/17/2010	-	-	-	-	-	-	-	65,000	$13.88	$557,908
Richard B. Vilsoet	12/17/2010	-	-	-	-	-	-	6,000	-	-	$83,280
	12/17/2010	-	-	-	-	-	-	-	35,000	$13.88	$300,412

(1)

Mr. Nielsen’s and Mr. Estes’ fiscal 2011 annual incentive plan (“AIP”) compensation is derived from performance measures that were established within 90 days of the beginning of the fiscal year pursuant to Section 162(m) of the Internal Revenue Code. The AIP for fiscal 2011 was comprised of two components. The first component applied a pre-established payout ratio to operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage of contract revenues. The payout ratio varied as a function of the Company’s cash flow performance, which was measured as a ratio of operating cash flow to net income (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements). For fiscal 2011, the first component of the AIP provided that Mr. Nielsen receive an annual incentive award only if the award as calculated equaled or exceeded 10% of his base salary. The second component of the AIP applied a pre-established payout ratio to operating earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements) above a threshold percentage of contract revenue. With respect to the second component of the AIP, the Compensation Committee established a number of non-financial performance criteria to be met in determining whether Mr. Nielsen and Mr. Estes were to be awarded the full amount available under this component of the AIP. The maximum annual incentive award payable to Mr. Nielsen for fiscal 2011 was set at 170% of his base salary and the maximum annual incentive award payable to Mr. Estes for fiscal 2011 was set at 140% of his base salary. Mr. Nielsen’s and Mr. Estes’ actual fiscal 2011 incentive plan payout of $1,220,000 and $688,000, respectively, was paid in October 2011, as set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table, see page 31 of this Proxy Statement.

(2)

Represents performance vesting restricted stock units (“PRSUs”) for the fiscal 2011 to 2013 performance period granted under the Company’s 2003 Long-Term Incentive Plan. The PRSUs vest in three substantially equal annual installments on the anniversary of the date of grant, subject to meeting certain performance targets.  Approximately 42% of the awards scheduled to vest for Mr. Nielsen and Mr. Estes with respect to the fiscal 2011 performance period will vest in October 2011 based on fiscal 2011 performance.

(3)

Represents time vesting restricted stock units (“TRSUs”) granted under the Company’s 2003 Long-Term Incentive Plan. The TRSUs vest in four equal annual installments on or about the anniversary date of the grant.

(4)

Represents stock options granted under the Company’s 2003 Long-Term Incentive Plan. The stock options vest in four equal annual installments on the anniversary date of the grant.

(5)

The amounts in this column do not represent amounts that Named Executive Officers received or are entitled to receive. As required by SEC rule, this column represents the full grant date fair value of PRSUs at target amounts, TRSUs, and stock options granted to the Named Executive Officers. For PRSUs, only the grant date fair value for actual awards vested will be recognized by the Company in the financial statements.  For TRSUs and stock options granted, the full grant date fair value is the amount that the Company will recognize in its financial statements over the award’s vesting schedule, subject to any forfeitures.  The grant date fair value was determined under FASB ASC 718. See Note 15 to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended July 30, 2011, regarding assumptions underlying valuation of equity awards. In the case of the PRSUs, the grant date fair value is based on the target number of awards.

Narrative Accompanying Grant of Plan-Based Awards Table

The equity incentive awards granted to Messrs. Nielsen and Estes on October 19, 2010 were subject to the Company achieving the Annual Goals established by the Compensation Committee. The Annual Goals were pre-established performance measures based upon (a) pre-tax operating earnings (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements), in excess of 2.5% of contract revenues and (b) the ratio of operating cash flow (before $6.0 million in tender premiums and legal and professional fees associated with the Refinancing) to net income (before asset impairment, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements). Each of Mr. Nielsen’s and Mr. Estes’ target awards vest in three substantially equal installments subject to the Company achieving the Annual Goals in each of fiscal years 2011, 2012 and 2013. In the event the Company achieves the Annual Goals with respect to a performance period and the Company also achieves additional goals established by the Compensation Committee which are based, for each year, on the trailing three-year period, each of Mr. Nielsen and Mr. Estes will vest in up to an additional 100% of the number of shares of the target award that vested in such annual performance period. These additional goals are pre-established performance measures for the indicated period based upon (a) pre-tax operating earnings (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements), in excess of 2.5% of contract revenues and (b) the ratio of operating cash flow (before $6.0 million in tender premiums and legal and professional fees associated with the Refinancing) to net income (before asset impairments, amounts recorded for performance share and performance unit compensation and amounts associated with the extinguishment of debt).

Outstanding Equity Awards Table

The following table sets forth certain information with respect to all outstanding equity awards held by each of the Named Executive Officers as of July 30, 2011.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Steven E. Nielsen	72,924	-	-	$14.34	11/19/2011	-	-	-	-
	75,000	-	-	$13.84	11/25/2012	-	-	-	-
	68,000	-	-	$25.18	11/25/2013	-	-	-	-
	75,000	-	-	$34.64	11/22/2014	-	-	-	-
	26,250	8,750(2)	-	$12.97	7/7/2018	-	-	-	-
	35,000	35,000(3)	-	$ 6.83	12/15/2018	-	-	-	-
	31,250	93,750(4)	-	$ 8.55	12/16/2019	-	-	-	-
	-	100,000(5)	-	$13.88	12/17/2020	-	-	-	-
	-	-	-	-	-	17,500(6)	$298,200	-	-
	-	-	-	-	-	15,000(7)	$255,600	-	-
	-	-	-	-	-	6,250(8)	$106,500	-	-
	-	-	-	-	-	5,601(9)	$ 95,441	-	-
	-	-	-	-	-	2,426(10)	$ 41,339	-	-
	-	-	-	-	-	2,993 (11)	$ 51,018	-	-
	-	-	-	-	-	-	-	43(12)	$ 733
	-	-	-	-	-	-	-	107(13)	$1,823
H. Andrew DeFerrari	10,000	-	-	$25.78	7/14/2014	-	-	-	-
	10,000	-	-	$34.64	11/22/2014	-	-	-	-
	10,000	10,000(3)	-	$ 6.83	12/15/2018	-	-	-	-
	8,750	26,250(4)	-	$ 8.55	12/16/2019	-	-	-	-
	-	35,000(5)	-	$13.88	12/17/2020	-	-	-	-
	-	-	-	-	-	6,000(6)	$102,240	-	-
	-	-	-	-	-	5,250(7)	$ 89,460	-	-
	-	-	-	-	-	1,500(8)	$ 25,560	-	-
	-	-	-	-	-	492(14)	$ 8,384	-	-
Timothy R. Estes	50,000	-	-	$13.84	11/25/2012	-	-	-	-
	50,000	-	-	$25.07	11/24/2013	-	-	-	-
	50,000	-	-	$34.64	11/22/2014	-	-	-	-
	22,500	22,500(3)	-	$ 6.83	12/15/2018	-	-	-	-
	20,000	60,000(4)	-	$ 8.55	12/16/2019	-	-	-	-
	-	65,000(5)	-	$13.88	12/17/2020	-	-	-	-
	-	-	-	-	-	11,000(6)	$187,440	-	-
	-	-	-	-	-	9,375(7)	$159,750	-	-
	-	-	-	-	-	3,750(8)	$ 63,900	-	-
	-	-	-	-	-	3,360(9)	$ 57,254	-	-
	-	-	-	-	-	1,477(10)	$ 25,168	-	-
	-	-	-	-	-	1,887 (11)	$ 32,172	-	-
	-	-	-	-	-	-	-	26(12)	$ 443
	-	-	-	-	-	-	-	67(13)	$1,142
Richard B. Vilsoet	25,000	-	-	$24.88	5/9/2015	-	-	-	-
	10,000	10,000(3)	-	$ 6.83	12/15/2018	-	-	-	-
	8,750	26,250(4)	-	$ 8.55	12/16/2019	-	-	-	-
	-	35,000(5)	-	$13.88	12/17/2020	-	-	-	-
	-	-	-	-	-	6,000(6)	$102,240	-	-
	-	-	-	-	-	5,250(7)	$ 89,460	-	-
	-	-	-	-	-	1,500(8)	$ 25,560	-	-
	-	-	-	-	-	709(14)	$ 12,081	-	-

(1)

The dollar value in the “Stock Awards” column was determined using a share price of $17.04, the closing price of a share of our common stock on the New York Stock Exchange at July 29, 2011.

(2)

These stock options were granted on July 7, 2008 and vest ratably in four annual installments commencing on July 7, 2009.

(3)

These stock options were granted on December 15, 2008 and vest ratably in four annual installments commencing on December 15, 2009.

(4)

These stock options were granted on December 16, 2009 and vest ratably in four annual installments commencing on December 16, 2010.

(5)

These stock options were granted on December 17, 2010 and vest ratably in four annual installments commencing on December 17, 2011.

(6)

Time vesting restricted stock units were granted on December 17, 2010 and vest ratably in four annual installments commencing on December 14, 2011.

(7)

On December 16, 2009, Messrs. Nielsen, DeFerrari, Estes and Vilsoet were granted 20,000, 7,000, 12,500 and 7,000 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2010.

(8)

On December 15, 2008, Messrs. Nielsen, DeFerrari, Estes and Vilsoet were granted 12,500, 3,000, 7,500 and 3,000 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2009.

(9)

Represents 42% of the fiscal 2011 performance vesting restricted stock units granted on October 20, 2008, which will vest on October 20, 2011, as a result of meeting certain of the fiscal 2011 performance targets.

(10)

Represents 42% of the fiscal 2011 performance vesting restricted stock units granted on October 8, 2009, which will vest on October 8, 2011, as a result of meeting certain of the fiscal 2011 performance targets.

(11)

Represents 42% of the fiscal 2011 performance vesting restricted stock units granted on October 19, 2010, which will vest on October 19, 2011, as a result of meeting certain of the fiscal 2011 performance targets.

(12)

On October 8, 2009, Mr. Nielsen and Mr. Estes were granted restricted stock unit awards consisting of shares of performance vesting restricted stock units as follows: Mr. Nielsen 17,325 shares and Mr. Estes 10,548 shares. In accordance with Item 402(d)(2) of Regulation S-K, the amount is based on achieving threshold performance goals, which is 0.75% of the fiscal 2012 target awards. The performance vesting restricted stock units vest in three equal annual installments commencing on October 8, 2010, subject to meeting certain performance targets.

(13)

On October 19, 2010, Mr. Nielsen and Mr. Estes were granted restricted stock unit awards consisting of shares of performance vesting restricted stock units as follows: Mr. Nielsen 21,380 shares and Mr. Estes 13,480 shares. In accordance with Item 402(d)(2) of Regulation S-K, the amount is based on achieving threshold performance goals, which is 0.75% of the fiscal 2012 and fiscal 2013 target awards. The performance vesting restricted stock units vest in three equal annual installments commencing on October 19, 2011, subject to meeting certain performance targets.

(14)

On December 13, 2007, Mr. DeFerrari and Mr. Vilsoet were granted 1,968 and 2,836 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2008.

Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to stock options and restricted stock units awarded to the Named Executive Officers that were exercised or vested, respectively, during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)

Steven E. Nielsen	-	-	8,125	$118,788
H. Andrew DeFerrari	-	-	3,594	$52,544
Timothy R. Estes	-	-	5,000	$73,100
Richard B. Vilsoet	-	-	4,112	$60,117

(1)

Represents time vested restricted stock units that vested on December 14, 2010. Value realized was determined by multiplying the number of shares acquired on vesting by $14.62, the closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination of Employment or Change of Control

The Company has entered into certain arrangements that will require it to provide compensation to the Named Executive Officers in the event of certain terminations of employment or a change of control of the Company. The amount of compensation that is potentially payable to each Named Executive Officer in each situation is shown in the table below. The amounts assume that a termination of employment and/or change of control event occurred on July 30, 2011 and, where applicable, uses the closing price of a share of the Company’s common stock on July 29, 2011 ($17.04).

The amounts for Mr. Nielsen, Mr. DeFerrari, Mr. Estes, and Mr. Vilsoet are estimates based only on hypothetical assumptions and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would be known only at the time they become eligible for payment.

The following table and the narrative that follows describe the potential payments upon termination of employment or a change of control of the Company as of July 30, 2011.

								Change of Control
Name	Termination of Employment for Cause, Resignation Without Good Reason, Disability or Retirement	Termination of Employment Without Cause(1)		Resignation for Good Reason(1)		Failure to Renew Employment Agreement at Substantially No Less Terms than Existing Agreements		Termination Without Cause(1)		Resignation for Good Reason(1)

Steven E. Nielsen
Severance	-	$4,500,000	(2)	$4,500,000	(2)	$1,500,000	(3)	$5,720,000	(4)	$5,720,000	(4)
Stock Options	-	-		-		-		$1,504,900	(5)	$1,504,900	(5)
Stock Awards	-	-		-		-		$1,448,639	(6)	$1,448,639	(6)
Tax Gross-Up	-	-		-		-		-		-

H. Andrew DeFerrari
Severance	-	$ 340,000	(7)	-		-		$ 340,000	(7)	$ 340,000	(7)
Stock Options	-	-		-		-		$ 435,562	(5)	$ 435,562	(5)
Stock Awards	-	-		-		-		$ 225,644	(6)	$ 225,644	(6)

Timothy R. Estes
Severance	-	$2,050,000	(8)	$2,050,000	(8)	$1,025,500	(9)	$2,738,000	(10)	$2,738,000	(10)
Stock Options	-	-		-		-		$ 944,525	(5)	$ 944,525	(5)
Stock Awards	-	-		-		-		$ 896,934	(6)	$ 896,934	(6)
Tax Gross-Up	-	-		-		-		-		-

Richard B. Vilsoet
Severance	-	$ 333,125	(7)	-		-		$ 333,125	(7)	$ 333,125	(7)
Stock Options	-	-		-		-		$ 435,562	(5)	$ 435,562	(5)
Stock Awards	-	-		-		-		$ 229,341	(6)	$ 229,341	(6)

(1)

Amounts for continuation of insurance benefits are not included and would be minimal.

(2)

Determination of severance is based on three times the sum of (i) the salary in effect as of July 30, 2011; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 30, 2011.

(3)

Determination of severance is based on one times the sum of (i) the annual base salary in effect as of July 30, 2011; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 30, 2011.

(4)

Determination of severance is based on (a) three times the sum of (i) the annual base salary in effect as of July 30, 2011; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 30, 2011; plus (b) a pro-rata incentive pay amount equal to the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) annual incentive pay paid for fiscal 2011.

(5)

Represents the difference between the closing price of a share of the Company’s common stock on July 30, 2011 and the exercise price of all unvested stock options that would vest upon a change of control of the Company.

(6)

Represents the outstanding time and performance based restricted stock units on July 30, 2011 using the closing price of the Company's common stock on July 30, 2011. Performance-based restricted stock units are based on the units that will vest at their target performance levels.

(7)

Represents the annual base salary in effect as of July 30, 2011.

(8)

Determination of severance is based on two times the sum of (i) the annual base salary in effect as of July 30, 2011; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 30, 2011.

(9)

Determination of severance is based on one times the sum of (i) the annual base salary in effect as of July 30, 2011; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 30, 2011.

(10)

Determination of severance is based on (a) two times the sum of (i) the annual base salary in effect as of July 30, 2011; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of July 30, 2011; plus (b) a pro-rata incentive pay amount equal to the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual incentive pay for fiscal 2011.

Employment and Separation Agreements

Steven E. Nielsen — Employment Agreement

Effective as of May 15, 2008, the Company entered into an employment agreement with Steven E. Nielsen (the “Nielsen Employment Agreement”). Under the terms of the Nielsen Employment Agreement, Mr. Nielsen will continue to serve as President and Chief Executive Officer of the Company.

During the term of the Nielsen Employment Agreement, Mr. Nielsen will receive the following compensation and benefits: (i) an annual base salary of $705,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors with a maximum bonus opportunity of not less than 135% of his base salary; (iii) eligibility to participate in long-term incentive plans of the Company; (iv) eligibility to participate in all employee benefit plans or programs of the Company; and (v) an annual executive physical.

The Nielsen Employment Agreement provides for a term of employment that continues until May 31, 2012. If, during the term of the Nielsen Employment Agreement, there is a “Change in Control” of the Company at any time following May 15, 2010, Mr. Nielsen’s employment under the Nielsen Employment Agreement will be extended for an additional two years.

Termination for Cause or Resignation Without Good Reason.  In the event that Mr. Nielsen resigns his employment with the Company without “Good Reason” or the Company terminates his employment for “Cause” (as such terms are defined below), Mr. Nielsen will not be entitled to any severance payments, but will receive his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

Termination Without Cause or Resignation for Good Reason.  Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, if the Company terminates his employment without Cause or if Mr. Nielsen resigns his employment with the Company for Good Reason prior to a Change in Control, Mr. Nielsen will be entitled to:

•

His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•

A cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

•

Continued participation in the Company’s health and welfare plans for a period of three years following Mr. Nielsen’s resignation of employment for Good Reason or his termination of employment by the Company without Cause or a cash payment equal to the value of the benefit.

Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, in the event the Company terminates Mr. Nielsen’s employment without Cause or Mr. Nielsen resigns employment with the Company for Good Reason following a Change in Control, Mr. Nielsen will be entitled to:

•

His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•

A cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance amount will be payable in a single lump sum within five days following such termination or resignation.

•

A pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation.

•

Continued participation in the Company’s health and welfare plans for a period of three years following his termination or resignation or a cash payment equal to the value of the benefit.

•

All outstanding equity awards held by Mr. Nielsen at the time of his resignation of employment with the Company for Good Reason or his termination of employment by the Company without Cause following a Change in Control will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

•

A “tax gross-up” payment to cover any “golden parachute” excise taxes levied on any payments or distributions or benefits received under Mr. Nielsen’s employment agreement or pursuant to any Company benefit plan, such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. However, if the present value of the payments to be made to Mr. Nielsen does not exceed the product of (i) three times his “base amount” (within the meaning of Section 280G of the Internal Revenue Code), multiplied by (ii) 110%, then the severance payments to be provided under the Nielsen Employment Agreement shall be reduced by the least amount necessary such that no such severance payment will be subject to the excise tax.

Non-Renewal of Nielsen Employment Agreement.  Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, in the event the Company fails to renew the Nielsen Employment Agreement following the expiration of the employment term on substantially no less favorable terms and Mr. Nielsen’s employment is terminated, he will be entitled to receive a cash severance payment equal to: (x) one times his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the immediately preceding three fiscal years or (ii) 100% of his then base salary. The severance payment will be payable in substantially equal monthly installments over the 12-month period following such non-renewal of the Nielsen Employment Agreement, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

Restrictive Covenants.  Mr. Nielsen is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. Nielsen is also subject to an assignment of inventions and developments agreement.

Enforcement of Agreement.  The Nielsen Employment Agreement provides for arbitration in the event of any dispute or controversy arising out of the Nielsen Employment Agreement or Mr. Nielsen’s employment with the Company. The Company has also agreed to reimburse Mr. Nielsen, on an after tax basis, for all reasonable legal fees incurred by him in enforcing the Nielsen Employment Agreement.

Defined Terms.  The following terms provided in the Nielsen Employment Agreement are used in this description.

“Cause” means a termination of Mr. Nielsen’s employment for his: (i) indictment for any crime, whether a felony or misdemeanor, that materially impairs his ability to function as President and Chief Executive Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; (ii) repeated willful neglect of his duties; or (iii) willful material misconduct in connection with the performance of his duties or other willful material breach of his employment agreement. No event in clause (ii) or (iii) will constitute Cause unless the Company gives Mr. Nielsen written notice of termination of his employment for Cause and such grounds are not corrected by Mr. Nielsen within 30 days of receipt of notice. If Mr. Nielsen fails to correct the event or condition to the satisfaction of the Board of Directors, Mr. Nielsen will have the opportunity to address the Company’s Board of Directors prior to a termination of employment for Cause.

“Good Reason” means a resignation by Mr. Nielsen for any of the following reasons: (i) a failure by the Company to pay compensation or benefits due and payable; (ii) a material change in the duties or responsibilities performed by Mr. Nielsen as Chief Executive Officer of a public company; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without Mr. Nielsen’s consent; (iv) failure by the Company to obtain agreement by a successor to assume the Nielsen Employment Agreement; or (v) any resignation by Mr. Nielsen during the 30-day period commencing on the first anniversary of a Change in Control. Mr. Nielsen must provide the Company with written notice of his intention to terminate his employment for Good Reason and the Company will have the opportunity to cure the event or condition under clauses (i) and (ii) within 30 days of receipt of such notice.

“Change in Control” shall be deemed to have occurred if any one or more the following events occur: (i) an acquisition by any “person” or “group” of beneficial ownership of 20% or more of the total outstanding voting stock of the Company; (ii) a change in the composition of the Board of Directors of the Company such that the individuals who constitute the Board of Directors as of the Effective Date of the Nielsen Agreement (the “incumbent directors”) cease to constitute a majority of the Board without the consent of a majority of the incumbent directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Timothy R. Estes — Employment Agreement

Effective as of November 25, 2008, the Company entered into an employment agreement with Timothy R. Estes (the “Estes Employment Agreement”). Pursuant to the Estes Employment Agreement, Mr. Estes serves as Executive Vice President and Chief Operating Officer of the Company.

The Estes Employment Agreement provides for a term of employment that began on December 31, 2008 and continues until December 31, 2012, provided that if there is a “Change in Control” of the Company at any time following December 31, 2010, Mr. Estes’ employment under the Estes Employment Agreement will be extended for an additional two years. Under the terms of the Estes Employment Agreement, Mr. Estes is provided with the following compensation and benefits: (i) an annual base salary of $500,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors with a maximum bonus opportunity of not less than 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; and (iv) an annual executive physical.

Termination for Cause or Resignation without Good Reason.  In the event that Mr. Estes resigns his employment with the Company without “Good Reason” or the Company terminates his employment for “Cause” (as such terms are defined below), Mr. Estes will not be entitled to any severance payments, but will receive his base salary though the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

Termination Without Cause or Resignation for Good Reason.  Subject to Mr. Estes’ execution and delivery of a general waiver and release of claims, if the Company terminates his employment without Cause or if Mr. Estes resigns his employment with the Company for Good Reason prior to a Change in Control, Mr. Estes will be entitled to:

•

His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•

A cash severance payment equal to two times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

•

Continued participation in the Company’s health and welfare plans for a period of two years following Mr. Estes’ resignation of employment for Good Reason or his termination of employment by the Company without Cause or a cash payment equal to the value of the benefit.

Subject to Mr. Estes’ execution and delivery of a general waiver and release of claims, in the event the Company terminates Mr. Estes’ employment without Cause or Mr. Estes resigns employment with the Company for Good Reason following a Change in Control, Mr. Estes will be entitled to:

•

His base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•

A cash severance payment equal to two times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance amount will be payable in a single lump sum within five days following such termination or resignation.

•

A pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation.

•

Continued participation in the Company’s health and welfare plans for a period of two years following his termination or resignation or a cash payment equal to the value of the benefit.

•

All outstanding equity awards held by Mr. Estes at the time of his resignation of employment with the Company for Good Reason or his termination of employment by the Company without Cause following a Change in Control, will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

•

A “tax gross-up” payment to cover any “golden parachute” excise taxes levied on any payments or distributions or benefits received under Mr. Estes’ employment agreement or pursuant to any Company benefit plan, such that the net amount of the severance payment retained by Mr. Estes after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. However, if the present value of the payments to be made to Mr. Estes does not exceed the product of (i) three times his “base amount” (within the meaning of Section 280G of the Internal Revenue Code), multiplied by (ii) 110%, then the severance payments to be provided under the Estes Employment Agreement shall be reduced by the least amount necessary such that no such severance payment will be subject to the excise tax.

Non-Renewal of Estes Employment Agreement.  Subject to Mr. Estes’ execution and delivery of a general waiver and release of claims, in the event the Company fails to renew the Estes Employment Agreement following the expiration of the employment term on substantially no less favorable terms and Mr. Estes’ employment is terminated, he will be entitled to receive a cash severance payment equal to: (x) one times his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the immediately preceding three fiscal years or (ii) 100% of his then base salary. The severance payment will be payable in substantially equal monthly installments over the 12-month period following such non-renewal of the Estes Employment Agreement, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

Restrictive Covenants.  Mr. Estes is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. Estes is also subject to an assignment of inventions and developments agreement.

Enforcement of Agreement.  The Estes Employment Agreement provides for arbitration in the event of any dispute or controversy arising out of the Estes Employment Agreement or Mr. Estes’ employment with the Company. The Company has also agreed to reimburse Mr. Estes, on an after tax basis, for all reasonable legal fees incurred by him in enforcing the Estes Employment Agreement.

Defined Terms.  The following terms provided in the Estes Employment Agreement are used in this description.

“Cause” means a termination of Mr. Estes’ employment for his: (i) indictment for any crime, whether a felony or misdemeanor, that materially impairs his ability to function as Executive Vice President and Chief Operating Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; (ii) repeated willful neglect of his duties; or (iii) willful material misconduct in connection with the performance of his duties or other willful material breach of his employment agreement. No event in clause (ii) or (iii) will constitute Cause unless the Company gives Mr. Estes written notice of termination of his employment for Cause and such grounds are not corrected by Mr. Estes within 30 days of receipt of notice. If Mr. Estes fails to correct the event or condition to the satisfaction of the Board of Directors, Mr. Estes will have the opportunity to address the Company’s Board of Directors prior to a termination of employment for Cause.

“Good Reason” means a resignation by Mr. Estes for any of the following reasons: (i) a failure by the Company to pay compensation or benefits due and payable; (ii) a material change in the duties or responsibilities performed by Mr. Estes as Executive Vice President and Chief Operating Officer of a public company; (iii) a relocation of the Company’s principal office by more than 25 miles from Statesville, North Carolina without Mr. Estes’ consent; (iv) failure by the Company to obtain agreement by a successor to assume the Estes Employment Agreement; or (v) any resignation by Mr. Estes during the 30 day period commencing on the first anniversary of a Change in Control. Mr. Estes must provide the Company with written notice of his intention to terminate his employment for Good Reason and the Company will have the opportunity to cure the event or condition under clauses (i) and (ii) within 30 days of receipt of such notice.

“Change in Control” shall be deemed to have occurred if any one or more the following events occur: (i) an acquisition by any “person” or “group” of beneficial ownership of 20% or more of the total outstanding voting stock of the Company; (ii) a change in the composition of the Board of Directors of the Company such that the individuals who constitute the Board of Directors as of the Effective Date of the Estes Agreement (the incumbent directors”) cease to constitute a majority of the Board without the consent of a majority of the incumbent directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

H. Andrew DeFerrari — Employment Agreement

The Company entered into an employment agreement with H. Andrew DeFerrari, effective as of July 14, 2004 and amended as of July 14, 2006 and May 28, 2010 (the “DeFerrari Employment Agreement”). Pursuant to the DeFerrari Employment Agreement, Mr. DeFerrari serves as the Chief Financial Officer of the Company. The DeFerrari Employment Agreement provides for an initial term of employment that began on July 14, 2004 and continues until July 14, 2006. The initial term is automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal. Under the terms of the DeFerrari Employment Agreement, Mr. DeFerrari is provided with the following compensation: (i) an annual base salary of $150,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company.

Termination for Cause; Resignation for Any Reason; Death and Disability.  In the event that (i) the Company terminates the executive’s employment for “Cause” (as defined below) (ii) the executive resigns his employment for any reason or (iii) the executive dies or becomes disabled, the Company will not have any obligation to pay his base salary or other compensation or to provide him any employee benefits subsequent to the date of his termination or resignation of employment.

Termination Without Cause.  In the event the Company terminates the executive’s employment without Cause, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with noncompetition, non-solicitation and confidentiality covenants:

•

12 months of base salary continuation; and

•

12 months of continued medical and life insurance benefits (including benefits to eligible dependents).

Change of Control.  In the event of a Change of Control, the executive’s employment will be extended for an additional two-year period following such Change of Control and will terminate upon the earlier of (i) the second anniversary of the consummation of the Change of Control and (ii) termination of the executive’s employment under the DeFerrari Employment Agreement.  In addition, in the event the Company terminates the executive’s employment without Cause or the executive resigns his employment with the Company for Good Reason on or prior to the second anniversary following the consummation of a Change in Control, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with noncompetition, non-solicitation and confidentiality covenants:

•

12 months of base salary continuation;

•

12 months of continued medical and life insurance benefits (including benefits to eligible dependents); and

•

the executive will become fully and immediately vested in all outstanding equity-based awards granted by the Company to the executive pursuant to any of the Company’s long-term incentive plans.  In addition, all outstanding performance share, performance share unit and other equivalent awards granted by the Company to the executive pursuant to any of the Company’s long-term incentive plans will immediately vest at their respective target performance levels to the extent not already vested.

Defined Terms.  The following terms provided in the DeFerrari Employment Agreement are used in this description.

“Cause” means (i) entering a plea of no-contest, or being convicted of any crime, that constitutes a felony; or (ii) any willful misconduct that is injurious to the financial condition or business reputation of the Company. Additionally, in Mr. DeFerrari’s case, “Cause” also includes (x) any material breach of his duty of loyalty owed to the Company or, as a result of his gross negligence, his breach of his duty of care owed to Company; or (y) any material breach of his employment agreement or his failure or refusal to perform any material duties required by his employment agreement.

A “Change of Control” shall be deemed to have occurred with respect to the Company if any one or more of the following events occur:  (i) subject to certain exceptions, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company; (ii) subject to certain exceptions, the individuals who constitute the Board of Directors as of May 25, 2010 cease to constitute a majority of the Board of Directors; (iii) subject to certain exceptions, a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Resignation for “Good Reason” means termination of employment by the executive because of the occurrence of any of the following events:  (i) a failure by the Company to pay compensation or benefits due and payable to the executive in accordance with the terms of the DeFerrari Employment Agreement; (ii) a material adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in the DeFerrari Employment Agreement; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the executive’s consent; or (iv) a failure by the Company to obtain agreement by a successor to assume the DeFerrari Employment Agreement in accordance with the applicable provisions of the DeFerrari Employment Agreement.

Richard B. Vilsoet — Employment Agreement

Effective as of May 5, 2005 and amended as of May 28, 2010, the Company entered into an employment agreement with Richard B. Vilsoet (the “Vilsoet Employment Agreement”). Pursuant to the Vilsoet Employment Agreement, Mr. Vilsoet serves as General Counsel of the Company. The Vilsoet Employment Agreement provides for an initial term of employment that began on May 9, 2005 and continues until May 9, 2009. The initial term is automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal. Under the terms of the Vilsoet Employment Agreement, Mr. Vilsoet is provided with the following compensation: (i) an annual base salary of $250,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company.

Termination for Cause; Resignation for Any Reason; Death and Disability.  In the event that (i) the Company terminates the executive’s employment for “Cause” (as defined below) (ii) the executive resigns his employment for any reason or (iii) the executive dies or becomes disabled, the Company will not have any obligation to pay his base salary or other compensation or to provide him any employee benefits subsequent to the date of his termination or resignation of employment.

Termination Without Cause.  In the event the Company terminates the executive’s employment without Cause upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with noncompetition, non-solicitation and confidentiality covenants:

•

12 months of base salary continuation; and

•

12 months of continued medical and life insurance benefits (including benefits to eligible dependents).

Change of Control.  In the event of a Change of Control, the executive’s employment will be extended for an additional two-year period following such Change of Control and will terminate upon the earlier of:  (i) the second anniversary of the consummation of the Change of Control and (ii) termination of the executive’s employment under the Vilsoet Employment Agreement.  In addition, in the event the Company terminates the executive’s employment without Cause or the executive resigns his employment with the Company for Good Reason on or prior to the second anniversary following the consummation of a Change in Control, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with noncompetition, non-solicitation and confidentiality covenants:

•

12 months of base salary continuation;

•

12 months of continued medical and life insurance benefits (including benefits to eligible dependents); and

•

the executive will become fully and immediately vested in all outstanding equity-based awards granted by the Company to the executive pursuant to any of the Company’s long-term incentive plans.  In addition, all outstanding performance share, performance share unit and other equivalent awards granted by the Company to the executive pursuant to any of the Company’s long-term incentive plans will immediately vest at their respective target performance levels to the extent not already vested.

Defined Terms.  The following terms provided in the Vilsoet Employment Agreement are used in this description.

“Cause” means (i) entering a plea of no-contest, or being convicted of any crime, that constitutes a felony; or (ii) any willful misconduct that is injurious to the financial condition or business reputation of the Company.

A “Change of Control” shall be deemed to have occurred with respect to the Company if any one or more of the following events occur:  (i) subject to certain exceptions, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company; (ii) subject to certain exceptions, the individuals who constitute the Board of Directors as of May 25, 2010 cease to constitute a majority of the Board of Directors; (iii) subject to certain exceptions, a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Resignation for “Good Reason” means termination of employment by the executive because of the occurrence of any of the following events:  (i) a failure by the Company to pay compensation or benefits due and payable to the executive in accordance with the terms of the Vilsoet Employment Agreement; (ii) a material adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in the Vilsoet Employment Agreement; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the executive’s consent; or (iv) a failure by the Company to obtain agreement by a successor to assume the Vilsoet Employment Agreement in accordance with the applicable provisions of the Vilsoet Employment Agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about common stock of the Company that may be issued under its equity compensation plans as of July 30, 2011, including the 1998 Incentive Stock Option Plan, the 2001 Directors Stock Option Plan, the 2003 Long-Term Incentive Plan and the 2007 Non-Employee Directors Equity Plan, all of which were approved by the Company’s shareholders. No further options will be granted under the 1998 Incentive Stock Option Plan or the 2001 Directors Stock Option Plan.

Plan category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrant and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights

Equity compensation plans approved by security holders	3,879,555	$15.91	1,664,726
Equity compensation plans not approved by security holders	—	—	—
Total	3,879,555	$15.91	1,664,726

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The Company’s compensation program for non-employee directors is designed to enable the Company to attract, retain and motivate highly qualified directors to serve on the Board of Directors. The program is also intended to further align the interests of the directors with those of the shareholders by compensating directors with a mix of cash and equity-based compensation. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. The Compensation Committee periodically receives reports on the competitiveness of director compensation for non-employee directors from its independent compensation consultant, Compensation Strategies, and is responsible for recommending to the Board of Directors changes in director compensation.  In August 2010, at the request of the Compensation Committee, Compensation Strategies prepared a report regarding non-employee director compensation.  This report evaluated on a comparative basis the competitiveness of the Company’s non-employee director compensation program, and of each component thereof, compared to the Peer Group (as defined under “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant and Competitive Market Positioning” on page 17 of this Proxy Statement).  In November 2010, based upon this report, Compensation Strategies prepared a proposal for the Compensation Committee which recommended certain changes to the Company’s non-employee director compensation program.  As a result, several elements of this compensation program were amended in November 2010, and the Company’s non-employee directors currently receive the compensation described below.

Directors’ Fees.  Non-employee directors receive the following retainer fees: (i) an annual retainer fee of $35,000; and (ii) a fee of $15,000 for service as non-management Lead Director, $15,000 for service as Audit Committee chair, $7,500 for service as Compensation Committee chair, $5,000 for service as Corporate Governance Committee chair and $5,000 for service as Finance Committee chair.  These fees are paid in four quarterly installments. In addition, non-employee directors receive $2,250 for each regular or special meeting of the Board of Directors attended in person and $1,000 for each telephonic meeting.  Non-employee directors receive $1,250 for each regular meeting attended in person of the Audit, Compensation, Corporate Governance, Finance and Executive Committees, and $750 for each telephonic meeting.  All directors are reimbursed for reasonable expenses incurred in connection with all meetings.

Non-Employee Directors’ Equity Plan.  The 2007 Non-Employee Directors Equity Plan, adopted in November 2007 and last amended in September 2011, provides for the grant of (i) an annual equity award to each continuing non-employee director as of the date of the Company’s annual general meeting of shareholders and (ii) an equity award upon a new non-employee director’s initial election or appointment to the Board of Directors. The 2007 Non-Employee Directors Equity Plan permits the grant of awards consisting of non-qualified stock options, shares of restricted stock, restricted stock units and deferred restricted stock units. In each case, the value, type and terms of such awards are approved by the Board of Directors based on the recommendation of the Compensation Committee. For fiscal 2011, each continuing director was granted 4,675 options to acquire shares of common stock of the Company which vest, subject to continuing service, ratably over four years following the grant date. Additionally, each director received 3,534 restricted stock units which vest, subject to continuing service, ratably over three years following the grant date. Pursuant to the 2007 Non-Employee Directors Equity Plan, non-employee directors who do not beneficially own at least 10,000 shares of Company common stock or restricted stock units must elect to receive at least 60% of their annual retainer(s) in restricted shares of Company common stock or restricted stock units, at the Company’s discretion. Non-employee directors may elect to receive up to 100% of such retainer(s) in restricted shares of Company common stock or restricted stock units. The number of shares of restricted stock or restricted stock units to be granted to a non-employee director is determined by (i) dividing (a) the U.S. dollar amount of the director’s annual retainer(s) elected to be received in the form of restricted stock or restricted stock units by (b) the fair market value of a share of the Company’s common stock on the date such fees are payable and (ii) rounding up to the nearest whole share of common stock. Non-employee directors are permitted to defer settlement of their restricted stock units until the earlier of their termination of service on the Board of Directors for any reason and a date specified by such director. Under the 2007 Non-Employee Directors Equity Plan 550,000 shares of common stock are authorized for issuance and, as of July 30, 2011, the Company had 268,223 shares available for future awards under the plan.

Director Compensation Table

The following table sets forth the compensation for the non-employee members of the Board of Directors for the fiscal year ended July 30, 2011.

Name(1)	Fees Earned or Paid in Cash ($)(2)(4)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas G. Baxter	$75,934	$44,069	$34,688	—	—	—	$154,691
Charles M. Brennan, III	$79,682	$44,069	$34,688	—	—	—	$158,439
James A. Chiddix	$59,434	$44,069	$34,688	—	—	—	$138,191
Charles B. Coe	$78,368	$44,069	$34,688	—	—	—	$157,125
Stephen C. Coley	$78,058	$44,069	$34,688	—	—	—	$156,815
Patricia L. Higgins	$69,184	$44,069	$34,688	—	—	—	$147,941

(1)

As a Company employee, Mr. Nielsen is not separately compensated for his service on the Board of Directors.  His compensation is included in the Summary Compensation Table on page 31 of this Proxy Statement.

(2)

Under the 2007 Non-Employee Directors Equity Plan, non-employee directors who do not beneficially own at least 10,000 shares of Company common stock or restricted stock units ("RSUs") must elect to receive at least 60% of their annual retainer(s) in shares of common stock or RSUs, at the Company’s discretion. Additionally, non-employee directors may elect to receive up to 100% of such retainer(s) in shares of common stock or RSUs, as applicable.  Each RSU entitles the recipient to one share of the Company's common stock upon settlement.  The amounts in this column represent the fees that were earned or paid in cash plus the grant date fair value of restricted shares for the annual retainer(s) which the director elected to receive in restricted shares during fiscal 2011. All Directors met the required shareholding requirement and therefore no annual retainer fees were required to be paid in restricted shares during fiscal 2011. For fiscal 2011, the total number of restricted shares and aggregate grant date fair value which were elected to be paid in shares and therefore included in this column is as follows: Charles M. Brennan, III, 3,767 shares having an aggregate grant date fair value of $46,932 and Stephen C. Coley, 3,798 shares having an aggregate grant date fair value of $48,808.

(3)

As required by SEC rules, amounts in these columns represent the aggregate grant date fair value of stock and option awards granted during fiscal 2011 computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation — Stock Compensation ("FASB ASC 718"). The options vest, subject to continuing service, ratably over four years following the grant date. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). The stock awards exclude the amounts a director elected to receive in restricted shares or RSUs in lieu of their annual cash retainer(s) as described in footnote (2) above. See Note 15 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011 regarding assumptions underlying valuation of equity awards.

(4)

The following table shows the grant date fair value of shares of restricted stock, RSUs and stock options granted to directors during fiscal 2011 computed in accordance with FASB ASC 718. See Note 15 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011, regarding assumptions underlying valuation of equity awards.

Name	Grant Date	Grant Date Fair Value of Restricted Stock/Units Awards ($)	Grant Date Fair Value of Stock Option Awards ($)

Thomas G. Baxter	11/23/2010	$44,069	$34,688

Charles M. Brennan, III	08/02/2010	$10,001	—
	11/01/2010	$10,006	—
	11/23/2010	$44,069	$34,688
	01/31/2011	$14,415	—
	05/02/2011	$12,510	—

James A. Chiddix	11/23/2010	$44,069	$34,688

Charles B. Coe	11/23/2010	$44,069	$34,688

Stephen C. Coley	08/02/2010	$ 8,751	—
	11/01/2010	$ 8,759	—
	11/23/2010	$44,069	$34,688
	01/31/2011	$17,532	—
	05/02/2011	$13,766	—

Patricia L. Higgins	11/23/2010	$44,069	$34,688

As of July 30, 2011, each non-employee director had the following aggregate number of outstanding unvested restricted stock units and outstanding unexercised stock options:

Name	Outstanding Unvested Restricted Stock Units	Outstanding Stock Options*
Thomas G. Baxter	3,534	39,342
Charles M. Brennan, III	3,534	48,675
James A. Chiddix	3,534	29,675
Charles B. Coe	3,534	39,509
Stephen C. Coley	3,534	45,675
Patricia L. Higgins	3,534	27,279

* Includes vested and unvested stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the beneficial ownership of the Company’s common stock as of October 3, 2011 by each person known to the Company that beneficially owns more than five percent (5%) of the Company’s outstanding common stock, each of the Company’s directors and director nominees, each of the current Named Executive Officers identified in the Summary Compensation Table on page 31 of this Proxy Statement, and all directors, director nominees and executive officers as a group. Shares of the Company’s common stock that an individual or group has a right to acquire within 60 days after October 3, 2011 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. Except as otherwise noted, to the Company’s knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Ownership of Common Stock Beneficially Owned

5% Stockholders:

BlackRock, Inc.	2,881,014 (1)	8.60%
40 East 52nd Street, New York, New York 10022

Dimensional Fund Advisors LP	2,443,165 (2)	7.29%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746

The Vanguard Group, Inc.	1,952,919 (3)	5.83%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355

Janus Capital Management LLC	1,844,300 (4)	5.50%
151 Detroit Street, Denver, Colorado 80206

Directors, Director Nominee and Executive Officers:
Thomas G. Baxter	49,195 (5)	*
Charles M. Brennan, III	93,510 (6)	*
James A. Chiddix	51,025 (7)	*
Charles B. Coe	55,969 (8)	*
Stephen C. Coley	65,058 (9)	*
Dwight B. Duke	—	*
Patricia L. Higgins	27,920 (10)	*
Steven E. Nielsen	925,148 (11)	2.76%
Timothy R. Estes	303,411 (12)	*
H. Andrew DeFerrari	53,141 (13)	*
Richard B. Vilsoet	62,043 (14)	*
All directors, director nominees and executive officers as a group (11 persons)	1,686,420 (15)	5.03%

*

Less than 1% of the outstanding common stock.

(1)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 4, 2011 by BlackRock, Inc. (“BlackRock”) and its subsidiaries that reports that BlackRock exercises sole voting and dispositive power over all 2,881,014 shares.

(2)

Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”).  The Schedule 13G indicates that (i) Dimensional is the beneficial owner of 2,443,165 shares as a result of acting as an investment adviser to various investment companies, commingled group trusts and separate accounts, and (ii) the shares beneficially owned by Dimensional include 2,341,745 shares over which Dimensional exercises sole voting power and 2,443,165 shares over which Dimensional exercises sole dispositive power.

(3)

Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”).  The Schedule 13G indicates that (i) Vanguard has sole dispositive power over 1,896,099 shares, and shared dispositive power over 56,820 shares, and (ii) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, has sole voting power over 56,820 shares.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2011 by Janus Capital Management (“Janus”) and Perkins Small Cap Value (“PSCV”).  The Schedule 13G indicates that Janus beneficially owns and has shared voting and dispositive power with respect to 1,844,300 shares.  Janus has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus, Perkins and INTECH were aggregated for purposes of the filing of the above-referenced Schedule 13G.  Janus, Perkins and INTECH are registered investment advisers, and these securities are owned by various individual institutional investors (collectively, the “Managed Portfolios”) to which Janus, Perkins and INTECH serve as investment advisor.  As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 1,844,300 shares.  However, Perkins does not have the right to receive any dividends on the shares, or the proceeds from any sale of the shares, and disclaims any ownership associated with such rights.  PSCV is one of the Managed Portfolios to which Janus provides investment advice.

(5)

Includes 28,336 shares of common stock that may be acquired through the exercise of stock options and 1,178 shares of common stock underlying unvested time vesting restricted stock units.

(6)

Includes 37,669 shares of common stock that may be acquired through the exercise of stock options and 1,178 shares of common stock underlying unvested time vesting restricted stock units.

(7)

Includes 18,669 shares of common stock that may be acquired through the exercise of stock options and 1,178 shares of common stock underlying unvested time vesting restricted stock units.

(8)

Includes 28,503 shares of common stock that may be acquired through the exercise of stock options and 1,178 shares of common stock underlying unvested time vesting restricted stock units.

(9)

Includes 34,669 shares of common stock that may be acquired through the exercise of stock options and 1,178 shares of common stock underlying unvested time vesting restricted stock units.

(10)

Includes 16,273 shares of common stock that may be acquired through the exercise of stock options and 1,178 shares of common stock underlying unvested time vesting restricted stock units.

(11)

Includes 383,424 shares of common stock that may be acquired through the exercise of stock options and 11,021 shares of common stock underlying unvested performance vesting restricted stock units.

(12)

Includes 192,500 shares of common stock that may be acquired through the exercise of stock options and 6,725 shares of common stock underlying unvested performance vesting restricted stock units.

(13)

Includes 38,750 shares of common stock that may be acquired through the exercise of stock options.

(14)

Includes 43,750 shares of common stock that may be acquired through the exercise of stock options.

(15)

Includes 822,543 shares of common stock that may be acquired through the exercise of stock options and 24,814 shares of common stock underlying unvested time vesting and performance vesting restricted stock units for all directors, the director nominee and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and procedures for the review of all transactions in which the Company is a participant and any director or nominee, executive officer or security holder of more than five percent of our common stock (or, in the case of the foregoing persons, their immediate family members) has a direct or indirect financial interest (each a “related person transaction”).

A member of the Board of Directors or any of our executive officers proposing to enter into such transaction must report the proposed related person transaction to the Company’s General Counsel or Vice President of Internal Audit. The policy calls for the proposed related person transaction to be reviewed, and if deemed appropriate, approved by the Audit Committee. Generally, the Audit Committee will approve the transaction if the Audit Committee determines the transaction is beneficial to the Company and contains the same or reasonably comparable terms as would be obtained in an arm’s-length transaction with an unrelated third party.

Neither the Company nor any of its subsidiaries has engaged in any related party transaction since the beginning of the last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent (10%) of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on our review of such reports, or written representations from persons required to file such reports, the Company believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2011.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Company’s Board of Directors consists of four directors, all of whom meet the independence standards of the NYSE and the applicable rules of the U.S. Securities and Exchange Commission. The Committee operates in accordance with a written charter adopted by the Board of Directors. The Committee reviews the charter on an ongoing basis and a copy, which has been approved by the Board of Directors, is available on the Company’s website at www.dycomind.com.

The Committee’s primary responsibility is to assist the Board of Directors in fulfilling its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, internal controls and financial reporting, (b) the Company’s compliance with applicable legal and regulatory requirements, (c) the Company’s independent auditors’ qualifications, independence and performance and (d) the performance of the Company’s internal audit and control functions.

Management has the primary responsibility for preparing the Company’s consolidated financial statements and the overall financial reporting process, including maintaining the Company’s system of internal accounting controls. The Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”), have the responsibility for auditing the Company’s financial statements and issuing an opinion as to the conformity of those audited financial statements to accounting principles generally accepted in the United States of America, and for auditing the effectiveness of the Company’s internal control over financial reporting. The Committee monitors and oversees these processes.

The Committee reviewed the Company’s audited consolidated financial statements and the results of the audits relating to the Company’s internal control over financial reporting for the 2011 fiscal year, and discussed those matters with management and Deloitte. During the 2011 fiscal year, the Committee also discussed the interim financial information contained in each quarterly earnings announcement with management and Deloitte prior to public release. In addition, the Committee regularly discussed with management, the internal auditors and Deloitte the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and the quality of the Company’s financial reporting. The Committee regularly meets separately with management, the Company’s internal auditors and Deloitte. The Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and the identification of audit risks. The Committee also discussed with the independent auditors all matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance).

As part of the Committee’s oversight responsibilities of the audit process, the Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte any relationships that may impact their objectivity and independence from the Company and from management of the Company.

Based on the aforementioned reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011 for filing with the Securities and Exchange Commission. The Committee also approved the appointment of Deloitte as the Company’s independent auditors for the 2012 fiscal year.

Audit Committee

Charles M. Brennan, III, Chair

Charles B. Coe

Stephen C. Coley

Patricia L. Higgins

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT AUDITOR

Deloitte & Touche LLP has been appointed by the Audit Committee of the Board of Directors to serve as the Company’s independent auditor for fiscal 2012. Shareholder ratification of this appointment is not required by the Company’s By-laws or otherwise; however, the Board of Directors considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Audit Committee on an important aspect of corporate governance and good corporate practice. If shareholders fail to ratify the appointment, the Audit Committee will consider whether it is appropriate to select another registered independent public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time during the year if the Audit Committee believes this change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting for the purposes of responding to shareholders’ questions and making statements that they consider appropriate.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2012.

Principal Accounting Firm Fees

Aggregate fees billed for the fiscal years ended July 30, 2011 and July 31, 2010 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2011	2010

Audit Fees (a)	$1,880,000	$1,755,419
Audit-Related Fees (b)	—	—
Tax Fees (c)	27,000	46,300
All Other Fees (d)	—	—
Total	$1,907,000	$1,801,719

(a)

Audit Fees for each of fiscal 2011 and 2010 consist of fees and expenses for professional services in connection with the audit of the annual financial statements, reviews of our quarterly reports filed on Form 10-Q and reviews of registration statements and other periodic filings with the SEC. Amounts also include fees for the audit of the Company’s internal control over financial reporting, as promulgated by Section 404 of the Sarbanes-Oxley Act.

(b)

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

(c)

Tax Fees include fees for tax research and tax advice.

(d)

All Other Fees are fees for any services not included in the first three categories.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Company’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates and pre-approves the nature, scope and fees associated with the annual audit of the Company’s financial statements and other audit related services. The Audit Committee pre-approves all other audit and permissible non-audit services provided by the Company’s independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other permissible services.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC, the Company is required to provide shareholders with a non-binding advisory vote to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The Company’s executive compensation program has been designed to attract, motivate and retain high quality executives; align the financial interests of those executives with the financial interests of the Company’s shareholders; and reward executive actions that support the Company’s business goals and enhance long-term shareholder returns.  As a result, the program links the compensation of Named Executive Officers, including the Chief Executive Officer, with the Company’s performance by placing a substantial amount of total executive compensation, including compensation of the Chief Executive Officer, “at risk” based on the performance of the Company and the executive.

The Company seeks to implement and maintain sound compensation governance practices to ensure adherence to its pay-for-performance philosophy while appropriately managing risk and aligning the executive compensation program with the financial interests of shareholders.  The principal practices include (i) stock ownership guidelines that require the Chief Executive Officer and the non-employee directors to own specified amounts of Company common stock; (ii) shareholding requirements for the Named Executive Officers (other than the Chief Executive Officer) with respect to time vesting restricted stock unit awards granted under the 2003 Long-Term Incentive Plan; (iii) risk mitigation through caps on maximum annual cash incentive awards that may be paid to the Named Executive Officers; and (iv) providing a significant portion of the compensation of the Named Executive Officers in the form of long-term incentive opportunities, with a cap on the maximum number of performance vesting restricted stock units that may be paid out. The Compensation Committee regularly reviews the Company’s executive compensation program to ensure alignment with its business strategy and compensation philosophy.

Shareholders are urged to read the section entitled Compensation Discussion and Analysis (“CD&A”) beginning on page 14 of this Proxy Statement, as well as the 2011 Summary Compensation Table and related compensation tables and narrative, appearing on pages 31 through 37 of this Proxy Statement, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends a vote for the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this Proxy Statement.”

Shareholders may vote “for” or “against” this proposal, or may abstain from voting. Although the vote on this Proposal 3 is advisory and non-binding, the Compensation Committee and the Board of Directors will review the voting results on the proposal and will consider shareholder views in connection with the Company’s executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that Shareholders vote “FOR” the resolution approving, on a non-binding advisory basis, the Named Executive Officer compensation.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC, the Company is also required to provide shareholders with the opportunity, on a non-binding advisory basis, to express their preference as to the frequency of future advisory votes on the compensation of the Named Executive Officers (also known as a “say-on-pay” vote). Shareholders may indicate whether they would prefer that the Company conduct future advisory say-on-pay votes every one, two, or three years. Shareholders may also abstain from casting a vote on this proposal.

After careful consideration, the Board of Directors has determined that at this time, holding an annual say-on-pay vote is appropriate, and recommends that shareholders vote to hold a say-on-pay vote every year.

Like the non-binding advisory say-on-pay vote in Proposal 3, the vote on this Proposal 4 is advisory, which means that the vote is not binding on the Company, the Board of Directors and the Compensation Committee.  However, the Compensation Committee and the Board of Directors will consider the outcome of the vote when determining the frequency of future say-on-pay votes.

Recommendation of the Board of Directors

The Board of Directors recommends that a non-binding advisory vote on executive compensation be held annually, and that shareholders select “1 Year” when voting on this proposal.

ADDITIONAL INFORMATION

Proposals For Fiscal Year 2012 Annual Meeting of Shareholders

Submission of Proposals for Inclusion in 2012 Proxy Materials.  Proposals that shareholders intend to present at the 2012 Annual Meeting of Shareholders must be received by the Secretary of the Company on or before June 15, 2012 to be considered for inclusion in the Company’s proxy materials for that meeting.  If the date of our 2012 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2011 Annual Meeting of Shareholders, such proposals must be received a reasonable time before the Company sends out proxy material for its 2012 Annual Meeting of Shareholders.

Advance Notice Provisions under By-laws.  Shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company’s By-laws. In general, written notice must be received by the Secretary of the Company not less than ninety (90) days or more than one hundred twenty (120) days before the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in our books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company’s By-laws to ensure that the specific requirements of such notice are met. A copy of the Company’s By-laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

All shareholder proposals should be sent to the Company’s executive offices at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408, Attention: Secretary.

Expenses of Solicitation

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission.  The Company has engaged Innisfree M&A Incorporated as the proxy solicitor for the Annual Meeting for an approximate fee of $12,500 plus out-of-pocket costs. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

Other Matters

We know of no other matters that will be brought before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

Notice of Internet Availability of Proxy Materials

Dycom Industries, Inc.’s 2011 Proxy Statement and its 2011 Annual Report are available at the Company’s website, www.dycomind.com. Please note that the other information contained in or connected to our website is not intended to be part of this Proxy Statement.

By Order of the Board of Directors,

Richard B. Vilsoet

Vice President, General Counsel and Secretary

October 13, 2011

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or by phone, you do not need to mail back your proxy card.

11770 U.S. HIGHWAY 1, SUITE 101 PALM BEACH GARDENS, FL 33408

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M38705-P16942	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DYCOM INDUSTRIES, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends that you vote “FOR” the nominees listed in Proposal 1:			O	O	O
1.	Election of Directors
Nominees:
	01)	Charles B. Coe
	02)	Dwight B. Duke

The Board of Directors recommends that you vote "FOR" Proposals 2 and 3:							For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal 2012.						O	O	O

3.	To approve, by non-binding advisory vote, the compensation of the Company’s name executive officers.						O	O	O

The Board of Directors recommends you vote for "1 YEAR" on Proposal 4:						1 Year	2 Years	3 Years	Abstain

4.	To recommend, by non-binding advisory vote, the frequency of future shareholder advisory votes on executive compensation.					O	O	O	O

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR "1 YEAR" ON PROPOSAL 4. If other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				O

Please indicate if you plan to attend this meeting			O	O
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Dycom Industries, Inc.

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, FL 33408

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M38706-P16942

DYCOM INDUSTRIES, INC. Proxy for the 2011 Annual Meeting of Shareholders - November 22, 2011 This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Steven E. Nielsen and H. Andrew DeFerrari, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling), to vote all shares of common stock held of record by the undersigned on October 3, 2011 at the 2011 Annual Meeting of Shareholders (the "Annual Meeting") of the Company scheduled to be held on November 22, 2011 and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR "1 YEAR" ON PROPOSAL 4. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, OR IF CUMULATIVE VOTING IS REQUIRED, THE PERSON NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side